UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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POWERWAVE TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held December 17, 2012

To Our Shareholders:

The Annual Meeting of Shareholders of Powerwave Technologies, Inc. (the “Company”) will be held at the offices of the Company located at 1801 E. St. Andrew Place, Santa Ana, CA 92705, on December 17, 2012 at 10:00 a.m., Pacific Time (“Annual Meeting”), for the following purposes:

1.	To elect seven directors to hold office until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified;

2.	To hold a non-binding advisory vote on the approval of the compensation of the Company’s named executive officers;

3.	To ratify the appointment of Deloitte & Touche LLP (“Deloitte & Touche”) as our independent registered public accounting firm for fiscal year 2012; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors recommends that you vote for each of the seven nominees for director, for the approval of the compensation of the Company’s named executive officers, and for the ratification of Deloitte & Touche as our independent registered public accounting firm for fiscal year 2012. Only shareholders of record at the close of business on October 30, 2012 are entitled to notice of and to vote at the Annual Meeting.

Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you the enclosed set of proxy materials, including a proxy card, and by notifying you of the availability of the proxy materials on the Internet.

All shareholders are urged to attend the Annual Meeting in person or by proxy. YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE SIGN AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS. (BENEFICIAL OWNERS MAY VOTE OVER THE INTERNET, BY TELEPHONE, OR BY MAILING THE ENCLOSED VOTING INSTRUCTIONS.) For specific instructions on voting, please refer to the instructions on your enclosed proxy card. The proxy is revocable and will not affect your right to vote in person in the event you attend the Annual Meeting. You may revoke your proxy at any time before it is voted. In addition, if you plan to attend the Annual Meeting in person, please check the appropriate box so that we can ensure we have proper accommodations.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on December 17, 2012.

This Proxy Statement and our Annual Report to Shareholders for the fiscal year 2011 are available online at http://www.powerwave.com/ir/.

By Order of the Board of Directors
Santa Ana, California November 16, 2012	Kevin T. Michaels Chief Financial Officer and Secretary

ABOUT THE ANNUAL MEETING	1

What is the purpose of the Annual Meeting?	1
Why am I receiving these proxy materials?	1
What proposals will be voted on at the Annual Meeting?	1
Who is entitled to vote at the Annual Meeting?	1
What is the difference between holding shares as a shareholder of record and as a beneficial owner?	2
How can I vote my shares in person at the Annual Meeting?	2
How can I vote my shares without attending the Annual Meeting?	2
Can I change my vote?	2
Who can attend the Annual Meeting?	2
What are the Board’s voting recommendations?	2
What vote is required to approve each proposal?	3
What does it mean if I receive more than one proxy or voting instruction card?	3
Where can I find the voting results of the Annual Meeting?	3
What happens if additional proposals are presented at the Annual Meeting?	3
What is the quorum requirement for the Annual Meeting?	4
Who will count the vote?	4
Is my vote confidential?	4
Who will bear the cost of soliciting votes for the Annual Meeting?	4
May I submit a proposal for inclusion in the Proxy Statement for next year’s Annual Meeting of Shareholders or nominate individuals to serve as directors?	4
What Directions Should I Follow to Attend the Annual Meeting?	4

SECURITY OWNERSHIP	5

Principal Stockholders	5
Security Ownership of Directors and Executive Officers	6
Section 16(a) Beneficial Ownership Reporting Compliance	8

PROPOSAL 1 – ELECTION OF DIRECTORS	8

Director Compensation	10
Meetings of the Board of Directors and Meeting Attendance	11
Attendance at Annual Meetings	11
Corporate Governance Policies and Practices	11
Board Role in Risk Oversight	11
Code of Ethics	12
Shareholder Communications with the Board of Directors	12
Board Leadership Structure	12
Independent Directors	12
Committees of the Board	12
Director Nominations	14
Transactions with Related Persons	14
Review, Approval or Ratification of Transactions with Related Persons	15
Report of the Audit Committee	15
Audit and Non-Audit Fees	16

EXECUTIVE COMPENSATION	17

PROPOSAL 2 – ADVISORY VOTE ON THE APPROVAL OF COMPENSATION OF NAMED EXECUTIVE OFFICERS	37

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	37

ANNUAL REPORT	38

Exhibit A – Proxy Card	39

POWERWAVE TECHNOLOGIES, INC.

1801 E. St. Andrew Place

Santa Ana, California 92705

PROXY STATEMENT

This Proxy Statement contains information related to the solicitation of proxies by and on behalf of the Board of Directors (the “Board”) of Powerwave Technologies, Inc. (the “Company,” “we,” “us” or “Powerwave”) for use in connection with the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on December 17, 2012, beginning at 10:00 a.m., Pacific Time, at the offices of Powerwave located at 1801 E. St. Andrew Place, Santa Ana, CA 92705, and at any and all adjournments or postponements thereof. This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about November 16, 2012.

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters outlined in the Notice of the Annual Meeting of Shareholders included as part of this Proxy Statement, including the election of seven directors, a non-binding advisory vote on the approval of the compensation of the Company’s named executive officers and the ratification of the appointment of Deloitte & Touche LLP (“Deloitte & Touche”) as the Company’s independent auditors. In addition, management will be available to respond to questions from shareholders.

Why am I receiving these proxy materials?

The Board is providing these proxy materials for you in connection with our Annual Meeting, which will take place on December 17, 2012. Shareholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. If you receive more than one proxy card because your shares are registered in different names or at different addresses, please sign and return each proxy card so that all of your shares will be represented at the Annual Meeting. We are delivering multiple copies of this Proxy Statement and our 2011 Annual Report (the “Annual Report”) to multiple shareholders sharing an address unless we have received contrary instructions from one or more of such shareholders. If you are a shareholder residing at a shared address and would like to request an additional copy of the Proxy Statement or Annual Report now or with respect to future mailings (or if you would like to receive only one copy of the Proxy Statement or Annual Report if you are currently receiving multiple copies), please send your request to Powerwave Technologies, Inc., Attention Corporate Secretary, at the address noted above or call us at (714) 466-1000.

What proposals will be voted on at the Annual Meeting?

There are three proposals scheduled to be voted on at the Annual Meeting:

•	the election of seven directors to hold office until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified;

•	a non-binding, advisory vote on the approval of the compensation of our named executive officers;

•	the ratification of the appointment of Deloitte & Touche as Powerwave’s independent registered public accounting firm for fiscal year 2012.

Who is entitled to vote at the Annual Meeting?

The common stock of the Company (“Common Stock”) constitutes the only class of securities entitled to notice of, to attend and to vote at the Annual Meeting. Only shareholders of record at the close of business on October 30, 2012, the record date for the Annual Meeting, are entitled to receive notice of and to participate in the Annual Meeting. As of October 30, 2012 (the “Record Date”), there were 31,770,931 shares of Common Stock issued and outstanding. If you were a shareholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting. Each outstanding share of Common Stock will be entitled to one vote on each matter.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most shareholders of Powerwave hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare Limited, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by Powerwave. As the shareholder of record, you have the right to grant your voting proxy directly to Powerwave or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the Annual Meeting. Your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing the broker, bank or other nominee how to vote your shares. The voting instruction card provides various alternative voting methods, such as via the Internet, by telephone or by mail.

How can I vote my shares in person at the Annual Meeting?

Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares in person.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the Annual Meeting. You may vote your directly held shares by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee following the instructions on the form included with this Proxy Statement.

Can I change my vote?

You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically request that such proxy be revoked. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker, bank or other nominee.

Who can attend the Annual Meeting?

Each of the Company’s shareholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Cameras, recording devices and other electronic devices are not permitted at the Annual Meeting. YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE SIGN AND SUBMIT YOUR PROXY CARD AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS. For specific instructions on voting, please refer to the instructions on your proxy card or the voting instruction card.

What are the Board’s voting recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board unanimously recommends a vote:

•	FOR the election of the nominated slate of seven directors (see Proposal 1) (broker non-votes and abstentions will not be taken into account with respect to the election of directors);

•	FOR approval of the compensation of the Company’s named executive officers (see Proposal 2) (abstentions will count against this proposal, but broker non-votes will have no effect on this proposal);

•

FOR ratification of the appointment of Deloitte & Touche as the Company’s independent registered public accounting firm for fiscal year 2012 (see Proposal 3) (abstentions will count against this proposal).

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each proposal?

Election of Directors

The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors, so the seven director nominees with the most votes will be elected. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum present at the Annual Meeting.

Other Items

For the approval of the non-binding, advisory vote on the compensation paid to our named executive officers and the ratification of the appointment of Deloitte & Touche, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote. If you hold your shares in street name through a broker or other nominee, and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.”

Broker Non-Votes

Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner, and voting instructions are not given. If you hold your shares through a broker, bank or other nominee, it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1). In the past, if you held your shares through a broker, bank or other nominee and you did not indicate how you wanted your shares voted in the election of directors, your bank, broker or other nominee was allowed to vote those shares on your behalf in the election of directors as they felt appropriate.

However, recent changes in the regulations applicable to brokers, dealers and other nominees have resulted in such parties having no authority to vote on the election of directors absent instructions from beneficial owners. Your bank, broker or other nominee will, however, continue to have discretion to vote any uninstructed shares on the ratification of Deloitte & Touche as the Company’s independent registered public accounting firm (Proposal 3). Shares represented by “broker non-votes” will be counted in determining whether there is a quorum. If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered under different names or are held in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Where can I find the voting results of the Annual Meeting?

Powerwave will announce preliminary voting results at the Annual Meeting and file a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”) with voting results by December 21, 2012.

What happens if additional proposals are presented at the Annual Meeting?

Other than the three proposals described in this Proxy Statement, we do not expect any other matters will be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Ronald J. Buschur, Powerwave’s President and Chief Executive Officer, and Kevin T. Michaels, Powerwave’s Chief Financial Officer and Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason any of Powerwave’s seven director nominees are not available to serve as director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

What is the quorum requirement for the Annual Meeting?

The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. Based on the number of shares outstanding on the Record Date of 31,770,931, a total of 15,885,466 shares will constitute a quorum for purposes of this Annual Meeting. The shares may be present in person or represented by proxy at the Annual Meeting.

Who will count the vote?

A representative of Computershare Limited, Powerwave’s transfer agent, will tabulate the votes, and either a representative of Computershare Limited or an officer of Powerwave will act as the Inspector of Elections.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Powerwave or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the Board. Occasionally, shareholders provide written comments on their proxy card, which are then forwarded to Powerwave’s management.

Who will bear the cost of soliciting votes for the Annual Meeting?

Powerwave will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. We have retained the services of MacKenzie Partners, Inc. (“MacKenzie”) to aid in the solicitation of proxies from banks, brokers, nominees and intermediaries. We estimate that we will pay MacKenzie $6,000 for its services, plus out of pocket expenses. We will also reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

May I submit a proposal for inclusion in the Proxy Statement for next year’s Annual Meeting of Shareholders or nominate individuals to serve as directors?

Any shareholders desiring to submit a proposal for inclusion in the Proxy Statement for next year’s Annual Meeting of Shareholders should arrange for such proposal to be delivered to the Secretary of Powerwave at its principal place of business no later than July 16, 2013 in order to be considered for inclusion in that Proxy Statement. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and certain other aspects are regulated by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), rules and regulations of the SEC and other laws and regulations, as well as our bylaws, to which interested persons should refer. We currently anticipate that our next Annual Meeting of Shareholders will be held in October 2013.

Under Rule 14a-4 as promulgated under the Exchange Act, Powerwave will be allowed to use its discretionary voting authority when the proposal is raised at any Annual Meeting, without any discussion of the matter in the Proxy Statement for that meeting, in two situations: (i) if a proponent of a proposal fails to notify Powerwave at least 45 days prior to the current year’s anniversary of the date of the mailing of the prior year’s Proxy Statement; or (ii) if the date of the Annual Meeting has changed by more than 30 days from the prior year and if notice of the proposal is not received by the Company within a reasonable period of time before Powerwave mails the Proxy Statement for the current year.

What Directions Should I Follow to Attend the Annual Meeting?

The Annual Meeting will be held at the offices of Powerwave located at 1801 E. St. Andrew Place, Santa Ana, CA 92705, on December 17, 2012 at 10:00 a.m., Pacific Time. Our offices are located off of the 55 freeway between the 5 and 405 freeways in Orange County. Take the Edinger exit and head west. Turn left on Ritchey and then right on E. St. Andrew Place. Our offices are located on the right hand side of the street. Please park in the visitor parking lot.

SECURITY OWNERSHIP

Principal Stockholders

Based on a review of Schedule 13G filings with the SEC, the following shareholders own more than 5% of the outstanding shares of Powerwave Common Stock as of October 30, 2012:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Shares Outstanding (1)

John A. Kryzanowski c/o Shartsis Friese LLP One Maritime Plaza, 18th Floor San Francisco, CA 74111	3,070,752 (2)	9.7%

Artis Capital Management LP Artis Capital Management, Inc. Stuart L. Peterson One Market Plaza Steuart St. Tower Suite 2700 San Francisco, CA 94105	2,561,015 (3)	8.1%

Silver Lake Credit Fund, LP Silver Lake Financial Associates, LP SLFA (GP) LLC SL Capital Appreciation Fund LLC Silver Lake Group LLC	2,791,495 (4)	8.1%

Empire Capital Management Scott A. Fine Peter J. Richards 1 Gorham Island, Suite 201 Westport, CT 06880	2,167,600 (5)	6.8%

P-Wave Holdings, LLC 10877 Wilshire Blvd. 18th Floor Los Angeles, CA 90024	2,625,000 (6)	7.6%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days of October 30, 2012 and shares of Common Stock subject to our outstanding 1.875% convertible notes due November 2024, our 3.875% convertible notes due October 2027 and our 2.75% senior subordinated notes due November 2041 currently convertible, or convertible within 60 days of October 30, 2012, are deemed outstanding for computing the percentage of the person holding such options, warrants or convertible notes, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, to the knowledge of the Company, the companies and persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them.

(2)	Based on a Schedule 13G filed with the SEC on September 24, 2012. The schedule 13G states that John A. Kryzanowski has sole voting and dispositive power with regard to these shares.

(3)

Based on a Schedule 13G filed with the SEC on September 10, 2012. The schedule 13G states that Artis Capital Management LP has sole voting and dispositive power with respect to these shares. Artis Capital Management LP is a registered investment adviser and is the investment adviser of funds that hold the shares for the benefit of investors in those funds. Artis Capital Management, Inc. is the general partner of Artis Capital Management LP. Stuart Peterson is the president of Artis Capital Management, Inc. and the controlling owner of Artis Capital Management LP and Artis Capital Management, Inc. Each of Artis Capital Management LP, Artis Capital Management, Inc. and Mr. Peterson disclaims beneficial ownership of these shares, except to the extent of their respective pecuniary interest therein.

(4)

Based on a schedule 13G filed with the SEC on February 7, 2012. Includes 2,508,814 shares of common stock issuable upon conversion of subordinated convertible notes held by Silver Lake. Silver Lake Financial Associates LP is the general partner of Silver Lake Credit Fund LP and SLFA (GP) LLC is the general partner of Silver Lake Financial Associates LP. Silver Lake Financial Associates LP and SLFA (GP) LLC disclaim beneficial ownership except to the extent of their pecuniary interest. Silver Lake Group LLC is the managing member of SL Capital Appreciation Fund and SLFA (GP) LLC and disclaims beneficial ownership except to the extent of its pecuniary interest. The address of Silver Lake Capital Appreciation Fund LP and the Silver Lake Group LLC is 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025. The address of Silver Lake Credit Fund, LP, Silver Lake Financial Associates LP, and SLFA (GP) LLC is One Market Plaza, Steuart Tower, 10th Floor, Suite 1000, San Francisco, CA 94105.

(5)

Based on a Schedule 13G filed with the SEC on August 8, 2012. Empire Capital Management, LLC, is a Delaware limited liability company (“Empire Management”) and these shares include shares of Common Stock directly held by Empire Capital Partners, LP, Empire Capital Partners, LTD, Empire Capital Partners Enhanced Master Fund, LTD, Charter Oak Partners, LP, Charter Oak Partners II LP and Charter Oak Master Fund Ltd. The schedule 13G states that Empire Management, Scott A. Fine and Peter J. Richards as Managing Members of Empire Capital Management have shared voting power and shared dispositive power with respect to these shares. Scott A. Fine and Peter J. Richards disclaim beneficial ownership in these shares, except with respect to their pecuniary interest therein.

(6)

Consists of a warrant to purchase 2,625,000 shares of common stock in the name of P-Wave Holdings, LLC (an affiliate of the Gores Group, LLC) as the agent under that certain Credit Agreement dated September 11, 2012 between the Company and P-Wave Holdings, LLC and the various financial institutions and other persons from time to time parties thereto.

Security Ownership of Directors and Executive Officers

The following table shows the amount of Common Stock beneficially owned (unless otherwise indicated) by our directors, named executive officers and all directors and executive officers as a group. Except as otherwise indicated, all information is as of October 30, 2012.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percentage of Shares Outstanding (2)

Ronald J. Buschur	499,815 (3)	1.5%

Kevin T. Michaels	245,762 (4)	*

J. Marvin MaGee	201,347 (5)	*

Khurram P. Sheikh	213,285 (6)	*

David L. George	47,000 (7)	*

Robert Suastegui	0	*

John L. Clendenin	49,800 (7)	*

Eugene L. Goda	41,000 (7)	*

Ken J. Bradley	41,400 (8)	*

Carl W. Neun	82,600 (9)	*

Moiz M. Beguwala	39,000 (8)	*

Richard Burns	31,570 (10)	*

All Directors and Executive Officers as a Group (12 persons)	1,492,579 (11)	4.1%

(1)	Unless otherwise indicated, the business address of each holder is: c/o Powerwave Technologies, Inc., 1801 E. St. Andrew Place, Santa Ana, CA 92705.

(2)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days of October 30, 2012, and shares of Common Stock subject to our outstanding 1.875% convertible notes due November 2024, our 3.875% convertible notes due October 2027 and our 2.75% senior subordinated notes due November 2041 currently convertible, or convertible within 60 days of October 30, 2012, are deemed outstanding for computing the percentage of the person holding such options, warrants or convertible notes, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, to the knowledge of the Company, the companies and persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them.

(3)	Includes options exercisable for 444,165 shares within 60 days of October 30, 2012.

(4)	Includes options exercisable for 224,874 shares within 60 days of October 30, 2012.

(5)	Includes options exercisable for 196,955 shares within 60 days of October 30, 2012.

(6)	Includes options exercisable for 195,571 shares within 60 days of October 30, 2012.

(7)	Includes options exercisable for 33,000 shares within 60 days of October 30, 2012.

(8)	Includes options exercisable for 37,000 shares within 60 days of October 30, 2012.

(9)	Includes options exercisable for 24,000 shares within 60 days of October 30, 2012.

(10)	Includes options exercisable for 18,370 shares within 60 days of October 30, 2012

(11)	Includes options exercisable for 1,276,935 shares within 60 days of October 30, 2012 (see footnotes 3-10).

* Represents less than 1% of shares outstanding

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Powerwave’s directors, executive officers, and beneficial owners of more than ten percent of a registered class of Powerwave’s equity securities, to file reports of ownership with the SEC and NASDAQ. Directors, executive officers and greater than ten percent beneficial owners are required by SEC regulations to furnish Powerwave with copies of all Section 16(a) reports they file.

To Powerwave’s knowledge, based solely on a review of filings with the SEC and written representations by each director and executive officer that no other reports were required, we believe that all of our directors and executive officers have complied with the reporting requirements of Section 16(a) of the Exchange Act during fiscal 2011, except that Richard Burns inadvertently filed a Form 4 late on August 24, 2011 with respect to open market purchases of Powerwave common stock on May 20, 2011, May 23, 2011, May 24, 2011, June 3, 2011, June 13, 2011 and June 15, 2011. The aggregate number of shares of Powerwave common stock purchased by Mr. Burns reported in the late Form was 2,800 shares.

Proposal 1 – Election of Directors

The current term of office of all of Powerwave’s directors expires at the Annual Meeting. The Board of Directors (“Board”) proposes that the following nominees, all of whom are currently serving as directors, be elected until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified. The current number of directors fixed by the bylaws of the Company is eight and effective on the date of the Annual Meeting the size of the Board shall be reduced to seven. Each of the following nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

The nominees for directors are:

Moiz M. Beguwala, 66, has been a member of Powerwave’s Board since December 2007. Mr. Beguwala serves as non-executive Chairman of the Board and as a member of the Compensation Committee of RF Nano, a privately-held company engaged in research and development activities in carbon nanotubes and has held such positions since 2009. Mr. Beguwala serves as a Board member of Skyworks Solutions Inc. and serves on the Audit and Nomination and Governance Committees of the Board. Mr. Beguwala is a Board member of Cavendish Kinetics Inc. a privately held company engaged in devices based on MEMS technology. Mr. Beguwala was Senior Vice President and General Manger of the Wireless Communications business unit of Conexant Systems, Inc. from January 1999 to June 2002 when he retired from Conexant. Prior to Conexant’s spin off from Rockwell International Corporation, Mr. Beguwala served as Vice President and General Manager, Wireless Communications Division, Rockwell Semiconductor Systems, Inc. from October 1998 to December 1998; Vice President and General Manager Personal Computing Division, Rockwell Semiconductor Systems, Inc. from January 1998 to October 1998; and Vice President, Worldwide Sales, Rockwell Semiconductor Systems, Inc. from October 1995 to January 1998. Mr. Beguwala brings to the Board extensive experience with respect to management and sales at technology companies with an emphasis on wireless technologies. In addition, Mr. Beguwala also brings directorial experience serving on the board of directors of Skyworks Solutions, Inc., RF Nano Inc. and Cavendish Kinetics, Inc.

Ken J. Bradley, 65, has been a member of the Board since December 2007. Mr. Bradley has been President of Lytica Inc. since February 2005, a privately-held company specializing in supply chain management and product life cycle planning. From January 2003 through January 2005, Mr. Bradley was the Chief Executive Officer of CoreSim, Inc., a company specializing in advanced systems design analysis. Prior to CoreSim, Mr. Bradley was with Nortel Networks from 1972 to 2002, most recently as Nortel’s Chief Procurement Officer. During his 30-year career at Nortel, Mr. Bradley held several national and international executive positions in supply management, operations management and technology development including Vice President, Supplier Strategy; Senior Managing Director, Guandong Nortel Communications Joint Venture in China; and Vice President, China Joint Venture Program. Mr. Bradley also serves on the Board of Directors of two private companies, SynQor, Inc. and Lytica, Inc. Mr. Bradley brings to the Board over thirty years of experience in key leadership roles in supply chain management and procurement in the wireless telecommunications industry at Nortel Networks. His supply chain experience at Nortel Networks together with his understanding of the global wireless industry provides insight to the Board and management.

Richard Burns, 59, has been a member of the Board since March 2011. Mr. Burns has been an independent consultant working as a senior advisor for McKinsey & Co. since April 2008. From December 2006 through March 2008, Mr. Burns was President of Network Services for AT&T’s wireless network and mobility division, where he was responsible for strategically deploying AT&T’s 3G mobile broadband network and management and oversight of all phases of wireless network engineering, construction, operations and maintenance. From December 2004 through December 2006, Mr. Burns was Chief Integration Officer, Broadband for BellSouth Corporation, where he had responsibility for overseeing the company’s business transformation and broadband strategy. Prior to 2004, Mr. Burns held other positions at BellSouth Corporation, including Chief Supply Chain Officer and President of BellSouth’s broadband and internet division. Mr. Burns brings to the Board extensive management and operational experience in the telecommunications industry, which enables him to offer a broad range of management, operations and supply chain experience to the Board and management.

Ronald J. Buschur, 48, became Chief Executive Officer of Powerwave and a member of the Board in February 2005. Mr. Buschur joined the Company in June 2001 as Chief Operating Officer. In May 2004, Mr. Buschur became President of the Company. Prior to joining the Company, Mr. Buschur held various positions at HMT Technology/Komag, an independent supplier of thin-film disks, including President and Chief Operating Officer from 1999 to 2000, Vice President of Sales, Marketing and Quality Assurance from 1997 to 1999 and Vice President of Quality Assurance from 1994 to 1997. From 1993 to 1994, Mr. Buschur was Director of Quality at Maxtor, a disk drive company. Mr. Buschur held various managerial positions at Digital Equipment Corporation, a computer manufacturer from 1987 to 1993. Mr. Buschur’s knowledge of all aspects of the business, combined with his leadership and his extensive experience in operations management at other technology companies, positions him well to serve as Powerwave’s President, Chief Executive Officer and as a director.

David L. George, 59, has been a member of the Board since November 1995. Since August 2007, he has been President of Prime Radio Products, a privately-held manufacturer of commercial radio accessories for public safety equipment. From January 2005 to August 2007, he served as Executive Vice President, Operations of the Land Mobile Division of Vertex Standard Inc., a company that designs, manufactures and sells communications equipment for commercial land mobile, amateur radio and general aviation applications. From April 2002 to June 2004, Mr. George served as Chief Operating Officer, Chief Technical Officer and President of the Wireless Communications Division of Bizcom U.S.A., Inc., a public company specializing in emergency management software solutions and wireless communications systems. Prior to joining Bizcom, Mr. George was in private practice providing consulting services to participants in the wireless industry. From June 2000 to June 2001, he was Executive Vice President of Operations for Securicor Wireless, Inc., a large mobile radio network provider. Mr. George was the co-founder and served as Executive Vice President and Chief Technical Officer of ComSpace Corporation, formerly known as Unique Technologies, International, L.L.C., a wireless technology development company from February 1994 to June 2000. From November 1983 to February 1994, Mr. George served as Vice President, Director of Operations, and Commercial Communications Division of Uniden America. A member of the Institute of Electrical and Electronic Engineers for more than 22 years, he holds several patents relating to wireless technology and networks. Mr. George brings to the Board extensive knowledge of Powerwave’s operations from his tenure on the Board since 1995. In addition, Mr. George has over thirty years of experience in engineering and product development in the wireless technology industry, which enables him to be a valuable contributor to the Board.

Eugene L. Goda, 76, has been a member of the Board since November 1995. From June 1997 to March 2000, Mr. Goda served as Chairman of the Board, President and Chief Executive Officer of Objectshare Inc., a software company. From October 1991 to October 1995, Mr. Goda served as Chief Executive Officer of Simulation Sciences, Inc., a software company. From July 1989 to September 1991, he served as Chief Executive Officer of Meridian Software Systems. Mr. Goda brings to the Board extensive knowledge of Powerwave’s operations from his tenure on the Board since 1995. In addition, Mr. Goda’s experience in leadership and management roles at technology companies in the software industry enables him to offer an understanding and front-line exposure to many issues facing public companies. Mr. Goda also has been active in public company director education and is Director Emeritus of the Forum for Corporate Directors, a non-profit company whose mission is to assist directors and C-level executives to set the highest standards in corporate governance.

Carl W. Neun, 69, has been a member of the Board since February 2000 and was appointed as Chairman of the Board in October 2007. From 1993 to January 2000, Mr. Neun was Senior Vice President and Chief Financial Officer of Tektronix, Inc. From 1987 to 1993, he was Senior Vice President of Administration and Chief Financial Officer of Conner Peripherals, Inc. Mr. Neun has over ten years of financial experience in key leadership roles at public companies, including thirteen years as a Chief Financial Officer. Mr. Neun brings extensive financial management experience at technology companies and has been determined to be an “audit committee financial expert” as defined by the regulations promulgated by the SEC. Mr. Neun also brings directorial experience serving on the board of directors of Plannar Systems, Inc. and prior service on the board of directors of Radisys Corporation.

Directors are elected at each of our annual meetings to serve until the next annual meeting, or until their successors are duly elected and qualified.

Public Company Directorships During Past Five Years

Mr. Beguwala currently serves on the board of directors of one other publicly traded company, Skyworks Solutions, Inc., a manufacturer of analog and mixed signal semiconductors, and has held such position since 2002.

Mr. Bradley previously served on the board of directors of one other publicly traded company, RadiSys Corporation, a provider of advanced solutions for the communications networking and commercial systems markets, from 2003 to January 2011.

Mr. Neun currently serves on the board of directors of one other publicly traded company, Planar Systems, Inc., a provider of specialty display solutions and has held such position since 2000. Mr. Neun previously served on the board of directors of one other publicly traded company, Radisys Corporation, from 2000 through March 2012. Radisys is a provider of advanced solutions for communications networking and commercial systems markets.

None of our other directors have held any public company directorships in the past five years.

Family Relationships

There are no family relationships between any of our directors and executive officers.

Legal Proceedings

There are no legal proceedings involving any of our directors, nominees for director or executive officers that require disclosure pursuant to Item 401(f) of Regulation S-K.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH

OF THE NOMINEES NAMED ABOVE.

Director Compensation

Non-employee director compensation is determined annually by the Board of Directors acting upon the recommendation of the Compensation Committee. Directors who are also employees of the Company receive no additional compensation for service as a director. The following table shows compensation for non-employee directors for fiscal 2011:

Annual director retainer	$50,000

Annual lead director/chairman retainer (1)	$20,000

Annual audit committee chair (2)	$11,000

Annual compensation committee chair (2)	$ 9,500

Annual corporate governance and nominating committee chair (2)	$ 7,000

Annual stock option grant	11,000 shares

Board meeting fees (3)	$ 1,500

Committee meeting fees (4)	$ 1,000

(1)	The annual retainer for the chairman is paid in addition to the annual director retainer.

(2)	This amount is in addition to the committee meeting fees.

(3)	This amount is paid for each Board meeting attended, including phone meetings where resolutions were taken.

(4)	This amount is paid for each committee meeting attended, including phone meetings where resolutions were taken.

In November 2012, the Board of Directors reduced the director retainer fees paid to non-employee directors by 20% and no committee meeting fees will be paid for committee meetings held on the same day as a board meeting. These changes will be effective in January 2013. The Company does not provide retirement benefits to non-employee directors under any current program.

Stock Options

On November 9, 2011, Messrs. Beguwala, Bradley, Burns, Clendenin, George, Goda, and Neun were each granted an option to purchase 11,000 shares of Common Stock at an exercise price of $2.08 per share under the Company’s 2010 Omnibus Incentive Plan in connection with their annual re-election to the Board. In addition, Mr. Burns on March 18, 2011 was granted an additional option to purchase 7,370 shares of Common Stock at an exercise price of $19.10 per share when he joined the Company’s Board of Directors. These options vest in twelve equal monthly installments so that they are vested in full on November 9, 2012 and March 18, 2012 respectively.

Meetings of the Board of Directors and Meeting Attendance

The Board met nine times during fiscal year 2011. Each director attended all meetings of the Board and all meetings of the committees on which they served, with the exception of Richard Burns who attended 71% of the meetings of the Board during the period he served on the Board in fiscal 2011. In addition to Board meetings, the directors communicate informally with management on a variety of topics, including suggestions for Board or committee meeting agenda items, recent developments, and other matters of interest to the directors. The Board has unrestricted access to management at all times.

The Board has established a policy that its non-management directors meet regularly in executive session, without members of management present. The Chairman of the Board Carl W. Neun, presides over executive sessions of the non-management directors.

Attendance at Annual Meetings

All board members attended the 2011 Annual Meeting of Shareholders in person or via telephone connection, with the exception of Richard Burns. In accordance with the Company’s corporate governance guidelines, all directors are expected to attend the annual meeting of shareholders.

Corporate Governance Policies and Practices

The following is a summary of our corporate governance policies and practices:

☐

All members of the Board are independent directors, as defined in the NASDAQ Listing Rules, excluding the Chief Executive Officer. Independent directors do not receive consulting, legal or other fees from Powerwave other than compensation relating to service on the Board or any committee thereof.

☐	The independent directors of the Board meet regularly without the presence of management.

☐

All of our employees, officers and directors are subject to our Code of Business Conduct and Ethics Policy. The ethics policy meets the requirements of the NASDAQ Listing Rules, as well as the code of ethics requirements of the SEC. Any waiver of the requirements of the ethics policy with respect to any individual board member is subject to the approval of the entire Board.

☐	Directors stand for reelection every year.

☐	The Board’s current policy is to separate the roles of Chairman of the Board and Chief Executive Officer.

☐	The Audit, Compensation and Nominating and Corporate Governance Committees consist entirely of independent directors.

☐	The Audit Committee reviews and approves all related-party transactions, if any.

☐

As part of our Code of Business Conduct and Ethics Policy, we have made a “whistleblower” hotline available to all employees for anonymous reporting of financial or other concerns. The Audit Committee receives directly, without management participation, all hotline activity reports, including complaints on accounting, internal controls or auditing matters.

Board Role in Risk Oversight

Our Board provides oversight with respect to our management of risk, both as a whole and through its standing committees. The Board typically reviews and discusses with management, at each of its regular quarterly meetings, information presented by management relating to our operational results and outlook, including information regarding risks related to our business and operations, as well as risks associated with the markets we serve.

The Board approves the Company’s high level goals, strategies and policies to set the tone and direction for appropriate risk taking within the business. The Board and its committees then emphasize this tone and direction in its oversight of management’s implementation of the Company’s goals, strategies and policies. The Board has delegated oversight for matters involving certain specific areas of risk exposure to its three committees. Each committee reports to the Board at regularly scheduled Board meetings, and more frequently if appropriate, with respect to the matters and risks for which such committee provides oversight.

The Audit Committee of our Board provides risk oversight, focusing in particular on financial and credit risk, internal controls, the integrity of our financial statements and our financial reporting process. The Audit Committee oversees the management of such risks generally as part of its responsibilities related to the review of our financial results and our internal control over financial reporting. The Compensation Committee is responsible primarily for reviewing, approving and evaluating our compensation plans, policies and programs and has responsibility for overseeing the management of risk related to our compensation policies and practices. The Compensation Committee considers risks associated with our business in developing compensation policies and the components of our executive compensation program, and periodically reviews and discusses assessments conducted by management with respect to risks that may arise from our compensation policies and practices for all employees. The Nominating and Corporate Governance Committee oversees risks related to our corporate governance, including Board and director performance, director succession, director education, and the Company’s Corporate Governance Guidelines.

Code of Ethics

We have adopted a “code of ethics” as defined in Item 406(b) of Regulation S-K, that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. This code of ethics is designed to comply with the NASDAQ Listing Rules related to codes of conduct. A copy of our Code of Business Conduct and Ethics Policy is posted on our website under the “Corporate Governance” link at www.powerwave.com/investorrelations.asp and is available upon written request to the Secretary of Powerwave at 1801 E. St. Andrew Place, Santa Ana, California 92705.

Shareholder Communications with the Board of Directors

Our Board of Directors has adopted a formal process by which shareholders may communicate with members of the Board. Shareholders who wish to communicate with the Board may do so by e-mailing comments to boardofdirectors@pwav.com or by sending written communications addressed to:

Board of Directors

Powerwave Technologies, Inc.

1801 E. St. Andrew Place

Santa Ana, California 92705

All communications will be compiled by the Secretary of Powerwave and submitted to the Board or the individual directors on a periodic basis.

Board Leadership Structure

The Company’s Corporate Governance guidelines provide that the positions of Chairman of the Board and Chief Executive Officer should be held by different persons. Since October 2007, the Board has been led by an independent, Non-Executive Chairman. Our Chairman of the Board is responsible for coordinating the Board’s activities, including the scheduling of meetings of the full board, scheduling executive sessions of the non-employee directors and setting relevant items on the agenda (in consultation with the Chief Executive Officer as necessary or appropriate). The Board believes that this leadership structure has enhanced: (i) the Board’s oversight of, and independence from, Company management; (ii) the ability of the Board to carry out its roles and responsibilities on behalf of our stockholders; and (iii) our overall corporate governance compared to our prior combined Chairman/Chief Executive Officer leadership structure which existed from February 2005 through October 2007.

Independent Directors

The Board, assisted by the Nominating and Corporate Governance Committee, annually assesses the independence status of directors for purposes of Board and committee memberships. Our corporate governance policies and practices provide that the Audit and Compensation Committees shall be comprised of entirely independent directors, as defined by the NASDAQ Listing Rules. All members of the Board of Directors are independent directors, as defined by the NASDAQ Listing Rules, except Ronald J. Buschur, the Company’s Chief Executive Officer and President. All members of the Company’s Audit, Compensation and Nominating and Corporate Governance Committees are independent as defined by the NASDAQ Listing Rules.

Committees of the Board

The Board has standing Audit, Compensation, and Nominating and Corporate Governance Committees. The following table displays the membership of the various committees during fiscal 2011. All committee members served for the entire fiscal year.

Board Committee Membership

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Moiz M. Beguwala	—	☐	☐
Ken J. Bradley	☐	—	☐
Richard Burns	☐	—	☐
Ronald J. Buschur	—	—	—
John L. Clendenin	☐	—	C
David L. George	—	☐	☐
Eugene L. Goda	—	C	☐
Carl W. Neun	C*	—	☐

C	Committee Chairman

☐	Member

*	Audit Committee Financial Expert

Audit Committee and Audit Committee Financial Expert

We have a standing Audit Committee and the current members of this committee are Ken J. Bradley, Richard Burns, John L. Clendenin and Carl W. Neun, all of whom are independent under both Section 10A of the Exchange Act and under the NASDAQ Listing Rules. The Audit Committee operates pursuant to a written charter. A copy of our Audit Committee charter is posted on our website under the “Corporate Governance” link at www.powerwave.com/investorrelations.asp. The Board of Directors has determined that Carl W. Neun is an audit committee financial expert as such term is defined in Item 401(d) of Regulation S-K. For Mr. Neun’s relevant experience, see his biography listed in “Directors” above. For additional information about the Audit Committee, see the section entitled “Report of the Audit Committee” below. During fiscal year 2011, the Audit Committee held nine meetings.

Compensation Committee

We have a Compensation Committee, and the current members of the Compensation Committee are Moiz M. Beguwala, David L. George, and Eugene L. Goda, all of whom are independent under both Section 10A of the Exchange Act and under the NASDAQ Listing Rules. The primary responsibility of the Compensation Committee is to set the compensation of the Chief Executive Officer and to set the compensation of other executive officers of Powerwave based upon the recommendation of the Chief Executive Officer. The Compensation Committee also reviews management organization, development and significant employee benefit programs. The Compensation Committee operates pursuant to a written charter. A copy of our Compensation Committee charter is posted on our website under the “Corporate Governance” link at www.powerwave.com/investorrelations.asp. For additional information about the Compensation Committee, see the sections entitled “Executive Compensation” and “Report of the Compensation Committee on Executive Compensation” below. During fiscal year 2011, the Compensation Committee held nine meetings.

Nominating and Corporate Governance Committee

We have a Nominating and Corporate Governance Committee that operates pursuant to a written charter and has the exclusive right to recommend candidates for election as directors of the Board. The current members of the Nominating and Corporate Governance Committee are Moiz M. Beguwala, Ken J. Bradley, Richard Burns, John L. Clendenin, David L. George, Eugene L. Goda, and Carl W. Neun, all of whom are independent directors under both Section 10A of the Exchange Act and under the NASDAQ Listing Rules. The primary purposes of the Nominating and Corporate Governance Committee are: (i) assisting the Board by identifying and recommending individuals qualified to become Board members and serve as committee members; (ii) recommending to the Board corporate governance guidelines; and (iii) leading the Board in reviewing the effectiveness of its structure and composition. A copy of our Nominating and Corporate Governance Committee Charter is posted on our website under the “Corporate Governance” link at www.powerwave.com/investorrelations.asp. During fiscal year 2011, the Nominating and Corporate Governance Committee held four meetings. The current slate of director nominees was recommended by the Nominating and Corporate Governance Committee.

Director Nominations

The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board possesses the appropriate talent, skills, and expertise to oversee the Company’s business. The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications including: being able to read and understand basic financial statements; being over 21 years of age; having business experience; and having high moral character. However, the committee retains the right to modify these minimum qualifications from time to time. The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees is as follows:

☐

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to Powerwave during their term, including the number of meetings attended, level of participation, quality of performance, and any transactions of such directors with Powerwave during their term.

☐

In the case of new director candidates, the Nominating and Corporate Governance Committee first determines whether the nominee must be independent for NASDAQ purposes. Determination for independence is based upon the Company’s charter and bylaws, the rules and regulations of the SEC, the NASDAQ Listing Rules, and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee then meets to discuss and consider such candidates’ qualifications and then chooses a candidate by majority vote.

In evaluating prospective candidates, the Nominating and Corporate Governance Committee also considers the following general factors: (1) character, including the reputation for personal integrity; (2) the ability to work well with others; (3) experience that is of particular relevance to the Company; (4) the ability to devote sufficient time to the affairs of the Company and the responsibilities of a director; and (5) business acumen and judgment.

It is the policy of the Nominating and Corporate Governance Committee to consider director candidates recommended by shareholders. Such recommendations should be sent to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, 1801 E. St. Andrew Place, Santa Ana, California 92705. A recommendation or notice of intention to nominate a director must include the following information for each candidate: (i) name, age, business and residence address; (ii) principal occupation or employment and, if applicable, a description of all arrangements or understandings between the shareholders and such candidate; (iii) the number of shares of Powerwave Common Stock beneficially owned; and (iv) any other information that is required by law to be disclosed in connection with solicitations of proxies for the election of directors. The notice/recommendation must also include the name and residence address of the person making the recommendation and a representation as to the number of shares held of record by such person. The shareholder must also state if they intend to appear in person or by proxy at the meeting to nominate the person specified in the notice. A shareholder wishing to nominate a candidate for election to the Board at the Annual Meeting of Shareholders must submit the notice of intention to make a nomination not less than 45 days nor more than 90 days prior to the meeting, or if Powerwave gives less than 55 days notice or prior public disclosure of the meeting date, the notice of nomination must be received within 10 business days after the meeting date is announced. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based upon whether the candidate was recommended by a shareholder.

Transactions with Related Persons

We have entered into indemnification agreements with our directors and certain executive officers. Such agreements require Powerwave to indemnify such individuals to the fullest extent permitted by Delaware law.

Since the beginning of fiscal year 2011, there have been no transactions in which the Company was or is a participant in which the amount involved exceeded $120,000 and in which any related person (as that term is defined for purposes of Section 404 (a) of Regulation S-K) had or will have a direct or indirect material interest and there are currently no such proposed transactions.

Review, Approval or Ratification of Transactions with Related Persons

Our policy with regard to transactions with related persons is that all material transactions are to be reviewed by the Audit Committee for any possible conflicts of interest. In the event of a potential conflict of interest, the Audit Committee will generally evaluate the transaction in terms of the following standards: (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms and conditions of the transaction; and (v) the terms available to unrelated parties or the employees generally. The Audit Committee will then document its findings and conclusions in written minutes.

Report of the Audit Committee

Powerwave management has overall responsibility for Powerwave’s financial reporting process, including the system of internal controls, as well as the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The independent auditors are responsible for performing an independent audit of Powerwave’s consolidated financial statements, for purposes of expressing an opinion on such financial statements in accordance with GAAP and on the effectiveness of the Company’s internal control over financial reporting as of that date. The independent auditors also review Powerwave’s quarterly condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and report whether they are aware of any material modifications that should be made to such statements to conform with accounting principles generally accepted in the United States of America. The Audit Committee assists our Board of Directors in fulfilling its responsibility to oversee management’s conduct of the Company’s accounting and financial reporting process. Such assistance includes: (i) oversight by the Audit Committee of the integrity of our financial statements and systems of internal accounting and financial controls; (ii) the independent auditors’ qualifications, independence and performance and our programs for compliance with our business conduct; (iii) and conflict of interest policies as established by management and the Board of Directors. The Audit Committee reports its findings to the Board of Directors.

In addition, subject to ratification by the shareholders, the Audit Committee recommends an independent registered public accounting firm to perform the annual independent audit of Powerwave’s consolidated financial statements and to issue a report thereon; approves the nature of and the fees for both audit and non-audit services provided by the independent auditors prior to the performance of such services and reviews the scope of work and the reported results of Powerwave’s independent auditors.

The role and responsibilities of the Audit Committee are set forth in a written charter adopted by the Audit Committee and ratified by the Board of Directors. The Audit Committee reviews and reassesses the charter annually and recommends changes to the charter for Board approval. All members of the Audit Committee qualify as an “independent” director as required by and in compliance with the applicable rules of the SEC and the NASDAQ Listing Rules.

As part of fulfilling its responsibilities for overseeing management’s conduct of Powerwave’s financial reporting process for fiscal year 2011, the Audit Committee held nine meetings during fiscal 2011. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, and Powerwave’s independent registered public accounting firm, Deloitte & Touche and their affiliates. During these meetings, the Audit Committee reviewed and discussed Powerwave’s audited financial statements with management. Additionally, the Audit Committee discussed with Deloitte & Touche the overall scope and plans for its audit, considered various areas of oversight relating to the financial reporting and audit processes that it determined appropriate, and

☐	Reviewed and discussed with management and Deloitte & Touche the audited consolidated financial statements contained in Powerwave’s Annual Report on Form 10-K for the year ended January 1, 2012;

☐

Discussed with Deloitte & Touche the matters required to be discussed under Professional Standards Vol. 1. AU Section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and Rule 2-07 of Regulation S-X (Communication with Audit Committees) relating to the conduct of the audit;

☐

Received written disclosures and the letter from Deloitte & Touche regarding its independence as required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence); and

☐

Discussed with Deloitte & Touche the firm’s independence and considered whether the provision of non-audit services by Deloitte & Touche to Powerwave is compatible with maintaining the independence of Deloitte & Touche.

Based upon the review and discussions described above, the Audit Committee concluded that the independence of Deloitte & Touche was not impaired by the provision of non-audit services to Powerwave during fiscal year 2011. In addition, based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Powerwave’s Annual Report on Form 10-K for the fiscal year ended January 1, 2012, as filed with the SEC on February 28, 2012.

Members of the Audit Committee:

Carl W. Neun, Chairman

Ken J. Bradley

John L. Clendenin

Richard Burns

This report and the information set forth herein shall not be deemed “soliciting material” and nor shall it be deemed filed with the SEC and is not to be incorporated by reference in any filing of Powerwave under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Audit and Non-Audit Fees

The Audit Committee regularly reviews and determines whether specific projects or expenditures with our independent auditors, Deloitte & Touche, potentially affect their independence. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by Deloitte & Touche. Pre-approval is generally provided by the Audit Committee for up to one year, is detailed as to the particular service or category of services to be rendered, and is generally subject to a specific budget. The Audit Committee may also pre-approve additional services or specific engagements on a case-by-case basis. Management is required to provide quarterly updates to the Audit Committee regarding the extent of any services provided in accordance with this pre-approval, as well as the cumulative fees for all non-audit services incurred to date.

The following table sets forth the aggregate fees billed to us by Deloitte & Touche for the fiscal years ended January 1, 2012 and January 2, 2011:

	Fiscal Year Ended
	January 1, 2012	January 2, 2011
Audit Fees (1)	$1,253,193	$1,129,095

Audit Related Fees (2)	—	—

Tax Fees (3)	—	20,489

All Other Fees (4)	—	—

Total Fees	$1,253,193	$1,149,585

(1)

Includes fees for professional services rendered for the audit of Powerwave’s annual financial statements and review of Powerwave’s annual report on Form 10-K for the fiscal years ended 2011 and 2010, for the audit of Powerwave’s internal controls over financial reporting for fiscal years ended 2011 and 2010, and reviews of the financial statements included in Powerwave’s quarterly reports on Form 10-Q for the first three quarters of fiscal 2011 and 2010. All of these fees were pre-approved by the Audit Committee.

(2)	In fiscal 2011 and 2010 Powerwave did not incur any audit-related fees.

(3)	Includes fees for professional services rendered in fiscal 2011 and 2010, in connection with tax compliance (including U.S. federal and international returns) and tax consulting.

(4)	In fiscal 2011 and 2010, Powerwave did not incur any fees reportable under the caption “All Other Fees.”

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board oversees Powerwave’s compensation plans and policies, approves compensation of our executive officers and administers our stock compensation plans. This Compensation Discussion and Analysis discusses the key features of our executive compensation program and the approach taken by the Compensation Committee in setting our fiscal 2011 compensation for our named executive officers. Our named executive officers for fiscal 2011 were:

•	Ronald J. Buschur, President and Chief Executive Officer

•	J. Marvin MaGee, Chief Operating Officer

•	Kevin T. Michaels, Chief Financial Officer and Secretary

•	Khurram P. Sheikh, Chief Technology Officer

•	Basem Anshasi, Vice President, Worldwide Sales *

*  On October 28, 2011, Mr. Anshasi accepted a new position leading government sales in the Middle East region and is no longer considered to be an executive officer.

Executive Summary

We seek to align the interests of our named executive officers with the interests of our shareholders by tying a significant portion of their total annual compensation to our financial performance as measured by certain factors measured during fiscal 2011, including the achievement of pro-forma EBITDA targets. Consistent with our compensation policy, our executive compensation program provides a mix of salary, benefits and incentives that over time we believe properly align the interests of our named executive officers with the interests of our shareholders. These include a mix of base salary, annual performance based cash incentives and long-term equity incentive awards.

We believe that our compensation program reflects our pay-for-performance philosophy. During fiscal 2011, our revenue declined by 25% as compared to fiscal 2010. In addition, during the second half of fiscal 2011 our revenues fell by over 55% as compared to the first half of 2011. The reduction in revenues was due to several factors, including significant slowdowns in spending by network operators in several markets, including North America, Western and Eastern Europe and the Middle East. In addition, we experienced a significant reduction in demand from our original equipment manufacturing customers. In fiscal 2011, we reported a net loss from operations of $77.6 million as compared to net income of $3.7 million for fiscal 2010. The following table highlights the year over year comparison of the key financial metric used in evaluating our performance for purposes of determining performance based cash incentives for our named executive officers:

Performance Measure	FY 2010 Target	FY 2010 Achievement	FY 2011 Target	FY 2011 Achievement

Pro forma EBITDA (1)	$51,013,000	$59,804,000	$80,400,000	($25,623,000)

(1)

EBITDA means, with respect to any fiscal period, the consolidated net earnings (or loss) for such period, minus extraordinary gains for such period (such as foreign exchange translation gains or gains on repurchase of debt), plus, for such period, (i) interest expense, (ii) income taxes, (iii) depreciation and amortization, (iv) non-cash stock compensation expense, (v) restructuring and impairment charges and expenses, and (vi) extraordinary losses (such as foreign exchange translation losses), all at the sole discretion of the Board. Pro-forma EBITDA also excludes any incentive accrual for such period.

Taking into account our poor financial and operating performance, and the financial performance measure described above, which is utilized in determining our performance based cash incentives, the total annual cash compensation for the named executive officers as a group decreased by 37% in fiscal 2011 compared to last year, principally because no performance based cash incentives were paid in fiscal 2011 due to our failure to achieve the pro-forma EBITDA goals for fiscal 2011. In addition, total annual compensation for fiscal 2011 for the named executive officers as a group decreased by approximately 75% compared to fiscal 2010.

The grant date fair value of equity awards granted to the named executive officers in fiscal 2011 decreased by 97% compared to fiscal 2010 driven primarily by: (1) a decrease in our stock price (fiscal 2010 options were granted at an average of $12.85 per share and fiscal 2011 options were granted at an average of $1.70 per share), and (2) a decrease in the number of stock options granted to the named executive officers in fiscal 2011 as compared to fiscal 2010. In fiscal 2010, the Company changed its annual grant cycle to the fourth quarter of a fiscal year and this resulted in two option grants to the named executive officers in fiscal 2010, one for fiscal 2009 performance and one for fiscal 2010 performance.

The following table sets forth direct compensation paid to our named executive officers during the last three fiscal years. It provides for each of these years: (a) cash compensation comprised of salary, performance based cash incentive payments and perquisites; (b) the grant date fair value of annual equity awards granted during the fiscal year; and (c) total annual compensation, comprised of fixed compensation, performance based cash incentives and the grant date fair value of annual equity awards during the fiscal year. This table is not a substitute for the Summary Compensation Table and is intended to provide additional information that we believe is useful in analyzing compensation for the three fiscal years presented.

Annual Compensation for Named Executive Officers
		Annual Compensation
		Cash Compensation
Name and Position	Fiscal Year	Base Salary Compensation (1)	Performance Based Incentive Compensation		Other Compensation	Total Annual Cash Compensation	Annual Equity Awards (2)	Total Equity and Cash Compensation	Percentage Change from 2010 to 2011

Ronald J. Buschur	2011	$684,626	$	---	$29,431	$714,057	$74,055	$788,112	(80.0%)
	2010	600,058		525,000	24,254	1,149,312	2,808,763	3,958,075
	2009	611,641		---	24,462	636,103	204,820	840,923

J. Marvin MaGee	2011	512,765		---	25,958	538,723	34,911	573,634	(73.9%)
	2010	500,103		393,750	23,618	917,471	1,283,070	2,200,541
	2009	509,690		---	24,420	534,110	163,856	697,966

Kevin T. Michaels	2011	457,868		---	32,885	490,753	26,448	517,201	(71.3%)
	2010	450,058		354,375	29,439	833,872	968,133	1,802,005
	2009	458,767		---	32,239	491,006	102,410	593,416

Khurram P. Sheikh	2011	435,799		---	32,885	468,684	34,911	503,595	(74.4%)
	2010	425,061		297,500	29,439	752,000	1,217,743	1,969,743
	2009	433,292		---	32,239	465,531	156,962	622,493

Basem Anshasi (3)	2011	347,299		---	32,885	380,184	---	380,184	(62.0%)
	2010	352,099		111,300	29,424	492,823	507,167	999,990
	2009	330,942		---	32,223	363,165	10,924	374,089

Total for five officers	2011	2,438,357		---	154,044	2,592,401	170,325	2,762,726	(74.7%)
	2010	2,327,379		1,681,925	136,174	4,145,478	6,784,876	10,930,354
	2009	2,344,332		---	145,583	2,489,915	638,972	3,128,887

(1)	The 2009 salaries include an extra week of compensation based on the fact that 2009 was a 53-week fiscal year. 2010 and 2011 were 52-week fiscal years.

(2)

Amounts in this column reflect the grant date fair value of awards granted in fiscal 2011, 2010 and 2009 for financial statement reporting purposes in accordance with ASC Topic 718. These amounts do not represent cash payments made to the named executives. Assumptions used in the calculation of these amounts are included in Note 13 to our consolidated financial statements, without giving effect to estimated forfeitures.

(3)	On October 28, 2011 Mr. Anshasi accepted a new position leading government sales in the Middle East region and is no longer considered to be an executive officer.

Philosophy and Overview of Compensation

The Compensation Committee is responsible for establishing our compensation philosophy and policies applicable to our named executive officers. Our executive compensation philosophy is designed to:

•	Attract, motivate and retain talented executives needed to optimize shareholder value;

•	Align the financial interests of our executive officers with those of our shareholders to create long-term shareholder value;

•	Provide objective, measurable performance criteria on which to base annual compensation and cash performance incentives and enhance our pay-for-performance strategy.

We believe that our named executive officers should be aligned as a team and accountable for overall corporate performance. In addition, we believe that attracting and retaining human talent is a critical element of our ability to achieve our strategic goals. The labor markets in which we compete for human talent, internationally, nationally and locally, are very competitive and to be successful we believe we need to offer compensation programs that are competitive with other telecommunications and technology companies. In addition, our executive compensation programs are based on the belief that the interests of our executive officers should be closely aligned with our shareholders. In support of this belief, a meaningful portion of each executive officer’s compensation is placed at-

risk and is linked to the accomplishment of specific results that are expected to lead to the creation of value for our shareholders from both a short-term and long-term perspective. The long-term orientation of the total compensation is reflected by the substantial link of compensation to long-term stock performance through the equity based awards described in more detail later in this section.

Role of the Compensation Committee

The Compensation Committee has the responsibility for making recommendations to the Board relating to the compensation paid to our named executive officers. The Compensation Committee typically determines each executive officer’s target total annual cash compensation (base salary and performance based cash incentives) and target total compensation (base salary, performance based cash incentives and long-term equity incentive awards) after reviewing similar information from a group of peer companies. This review occurs in the fourth quarter with respect to compensation decisions for the following fiscal year.

The Compensation Committee has not adopted any formal policies or targets for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee reviews information from a variety of sources, including input from an independent compensation consultant, and relies on the collective experience of its members in determining the appropriate level and mix of incentive compensation. While the elements of compensation are considered separately, the Compensation Committee takes into account the total compensation package afforded by the Company to the named executive officers.

Peer Group Companies

The Compensation Committee periodically uses peer group data to compare Powerwave’s compensation levels to market compensation levels, taking into consideration factors such as the size and industry of the other companies, as well as the individual executive’s level of responsibility.

The following companies were included in our comparison peer group for executive compensation purposes:

•	Adtran, Inc.

•	Anaren, Inc.

•	Arris Group, Inc.

•	Aviat Networks, Inc.

•	Brocade Communications Systems, Inc.

•	Commscope Inc.

•	Comtech Telecommunications Corporation

•	CTS Corporation

•	EMS Technologies, Inc.

•	Extreme Networks, Inc.

•	Emulex Corporation

•	Harmonic, Inc.

•	Mindspeed Technologies, Inc.

•	Polycom, Inc.

•	Skyworks Solutions, Inc.

The peer group companies include similarly sized publicly traded U.S.-based technology hardware companies with revenue generally between one-fifth and five times our revenue at the time the peer group companies were selected. Peer group data is gathered with respect to base salary, total annual cash compensation and target annual equity awards (including stock options and restricted stock). It does not include deferred compensation benefits or generally available benefits such as health care coverage or 401(k) plan matching contributions.

We operate in an industry that in recent years has experienced market slowdowns and customer consolidations, which have led to increased pricing pressure, reduced customer demand and a need to reevaluate and reduce operating costs. In order to attract and retain skilled executives in this challenging environment, and taking into account competition for skilled and experienced executives, the Compensation Committee believes that it is important to offer compensation that is at least at the median when compared to its peer companies. Currently, the Compensation Committee does not have a specific percentile target for total cash compensation or total compensation when compared to its peer group companies. In fiscal 2011, although some named executive officer base salaries were at the 75th percentile of peer group companies, total cash compensation for the named executive officers was below the median when compared to peer group companies since no cash incentives were paid for fiscal 2011. Equity compensation has been targeted slightly above the median of peer group companies as a percent of the Company’s outstanding equity, rather than at grant date fair value, to avoid granting too many shares when our stock price falls and granting too few shares when the stock price increases. In fiscal 2011, the grant date fair value of the option grants to the named executive officers was well below the median of the peer companies. The Compensation Committee retains the discretion to deviate from the peer company data to take into account factors such as Powerwave’s performance, an executive’s individual performance and experience and the scope of an executive’s position and responsibilities, as well as grant timing. Accordingly, the peer group company data is the starting point in the determination of the compensation to be paid to our executive officers, but we do not rely solely on such peer group benchmarking information in establishing the compensation package paid to our executive officers.

Role of Executive Officers

As part of the process for determining the compensation of our executive officers, the Chief Executive Officer makes recommendations to the Compensation Committee for base salary, performance based cash incentive award adjustments and equity awards for the executive officers, excluding the Chief Executive Officer. Following a review of the recommendations of the Chief Executive Officer, the performance of the Company, the performance of the executives during the prior year, and the peer group data mentioned above, the Compensation Committee, then approves compensation adjustments, if any, for each executive officer. The Compensation Committee reviews the Chief Executive Officer’s performance during the prior year versus various financial and subjective performance measures, the Company’s overall performance and the independent salary and competitive data as mentioned above in order to determine any adjustment with regard to the Chief Executive Officer’s base salary and performance based cash incentive and any long term equity award.

The Compensation Committee typically meets six or more times a year. In 2011, the Compensation Committee had nine meetings. The Company’s Chief Executive Officer, Chairman of the Board, Vice President, Human Resources and Vice President, Legal Affairs are typically present at Compensation Committee meetings. Members of management, including the Chief Executive Officer, are not present during deliberations of the Compensation Committee with respect to their own individual compensation.

Role of Compensation Consultants

The Compensation Committee has the authority to engage its own consultants and other independent advisors to assist in creating and administering our executive compensation policies. In fiscal 2010, Frederic W. Cook & Co., Inc. was engaged by the Compensation Committee to perform a market survey of executive compensation, and they compiled the peer group information described above. The peer group information was updated by Frederic W. Cook & Co., Inc. in November 2011. In addition to compiling peer group information and market comparative data, Frederic W. Cook & Co., Inc. also makes recommendations to the Compensation Committee regarding the composition of the peer group and for compensation of the named executive officers based on the peer group data and the Compensation Committee’s objectives. The Compensation Committee considers the recommendations of Frederic W. Cook & Co., Inc. as one factor on making compensation decisions with respect to the named executive officers. Other than providing periodic background on the executive compensation market, making recommendations and assisting with compensation planning, Frederic W. Cook & Co., Inc. does not perform any additional services for Powerwave.

Elements of Executive Compensation

Compensation for all of our executive officers is a mix of the principal components summarized in the following table and described in greater detail below:

Component of Compensation	Primary Purpose
Base Salary	Provide the security of a competitive fixed cash payment for services rendered.
Performance-Based Cash Incentives	Pay-for-performance and achievement of company financial objectives, which may be measured quarterly, every six months or annually.
Long-Term Equity Awards	Create a strong financial incentive to build long-term shareholder value, as well as rewarding past performance, recognizing promotions, and retention purposes.

Base Salary

We generally set base salaries that we provide to our named executive officers at a level that is at least the median of base salaries offered by similarly situated companies based on an assessment of the peer group data described above. However, individual base salaries may vary from such level based on:

•	Industry experience, knowledge and qualifications, including academic and professional degrees;

•

The salary levels for comparable positions within the telecommunications industry including, in certain cases, the salary being received by an executive officer candidate at such person’s current employer;

•	The base salaries being provided to similarly-titled executive officers at Powerwave;

•	Our performance and macroeconomic factors;

•	The complexity or difficulty of the job duties of the executive; and

•	The degree to which retention of an individual executive is deemed critical to our current and future success.

Salaries paid to executive officers are reviewed annually and proposed adjustments are based upon an assessment of the nature of the position, our performance, the individual’s contribution to corporate goals and achievements, experience and tenure of the executive officer, comparable market salary data, growth in our size and complexity, and changes in the executive’s responsibilities. The Compensation Committee approves all changes to executive officers’ salaries.

In December 2010, the Compensation Committee reviewed the base salaries of our named executive officers in the context of an executive compensation review done by Frederic W. Cook & Co., Inc., the Compensation Committee’s independent compensation consultant. The consultant’s role was to provide data for context and facilitate decisions that implemented the Company’s desired compensation strategy. Based on the compensation review and the Committee’s view of competitive market factors, and in light of the improved Company performance in fiscal 2010, the Compensation Committee decided to increase the base salary of Mr. Buschur from $600,000 to $700,000 and to increase the base salaries of our other named executive officers, Messrs. MaGee, Sheikh, Michaels and Anshasi each by 3%. The Committee noted in its review that the base salaries of the named executive officers (with the exception of Mr. Anshasi) had not been increased since 2006 and that the financial performance of the Company in fiscal 2010 had improved. The above salary increases were effective March 1, 2011.

Performance Based Cash Incentive Plan

It is the Compensation Committee’s objective to have a substantial portion of each of our named executive officer’s cash compensation be contingent upon our short-term financial operating performance. The purpose of this objective is to directly align any cash incentives paid to our executive officers with our pay-for-performance strategy and reward positive financial performance. The Company strives to set cash incentive targets above expected performance levels. In fiscal 2011, we maintained a performance-based cash incentive plan for our executive officers, which was intended to provide incentive to our executive officers in the form of cash payments for achieving certain objective performance goals based on six-month pro-forma EBITDA targets (defined as earnings before interest, taxes, depreciation and amortization). The Compensation Committee selected pro-forma EBITDA as the performance measure because the Compensation Committee believes that EBITDA is a good measure of a company’s operating cash flow based on objective data from the Company’s income statement. The Committee chose to utilize a pro forma version of EBITDA in order to allow it to exclude any distorting accounting and financing effects on the Company’s earnings, including non-cash amortization, translation expenses and restructuring charges. The performance target for the first six-month period was established at the beginning of the fiscal year on the basis of an annual budget and was approved by the Compensation Committee, and the performance target for the second six-month period was established in June 2011 (prior to the start of the second six-month performance period). Each executive officer has an annual target bonus amount that is based on a percentage of his or her base salary. The annual target bonus amounts for our named executive officers for 2011 were as follows:

Name	Percentage of Base Salary	Target Incentive ($)

Ronald J. Buschur	100%	$700,000
J. Marvin MaGee	90%	463,500
Kevin T. Michaels	90%	417,150
Khurram P. Sheikh	80%	350,200
Basem Anshasi (1)	40%	131,016

(1)	On October 28, 2011 Mr. Anshasi accepted a new position leading government sales in the Middle East region and is no longer an executive officer.

The above targets vary to reflect the varying responsibilities of the executives and their tenure with Powerwave. If the pro-forma EBITDA targets are fulfilled for each of the two six-month periods, each executive officer would earn 50% of his or her annual target incentive amount. For every one percent a six-month performance target is exceeded by the Company, the individual bonus is increased by 2.5 percent, up to a maximum of 125% of the target incentive amount for that period. Also, if the actual pro-forma EBITDA is less than the target, an individual bonus will be reduced by 5% for every 1% below the target so that if less than 81% of the target is achieved, then no incentive will be earned. Any earned incentive for the first six-month period is paid out at the end of the six-month period with twenty-five percent (25%) of each executives officer’s earned incentive bonus held back until the end of the year and payable following the end of the year. This is done to give the Compensation Committee the discretion to adjust payouts based on Company performance for the entire fiscal year. Determination of the completion of a six-month pro-forma EBITDA target is subject to the discretion of the Compensation Committee. The Compensation Committee retains the discretion to cause all or any portion of a deferred incentive to be reduced based on overall Company performance.

The performance targets for fiscal 2011 were as follows:

	First Six-Month Period	Second Six-Month Period

Pro-forma EBITDA (1)	$33,400,000	$47,000,000

(1)

EBITDA means, with respect to any fiscal period, the consolidated net earnings (or loss) for such period, minus extraordinary gains for such period (such as foreign exchange translation gains or gains on repurchase of debt), plus, for such period, (i) interest expense, (ii) income taxes, (iii) depreciation and amortization, (iv) non-cash stock compensation expense, (v) restructuring and impairment charges and expenses, and (vi) extraordinary losses (such as foreign exchange translation losses), all at the sole discretion of the Board of Directors. The pro-forma EBITDA also excludes any incentive accrual for such period.

In fiscal 2011, no performance based cash incentives were paid to the named executive officers as the Company did not achieve the performance targets for either six-month performance period.

Stock Options and Stock Awards

We believe that providing an equity incentive is important to tie a significant portion of our named executive officer’s compensation directly to the long-term performance of our Common Stock and thereby tying our executive officer’s incentives to creating long-term shareholder value. In addition, we believe that this helps to create an incentive for sustained long-term growth. Equity incentives also provide an important employee retention tool. Stock option grants are determined by reference to market data and vary among our executive officers based on their position and level of responsibility. In general, Powerwave targets equity awards for its named executive officers at the midpoint between the median and the 75th percentile of peer group companies, depending on performance and share availability under Powerwave’s equity incentive plans. This grant is measured as a percent of shares outstanding, rather than grant date fair value and the grant date fair value of the fiscal 2011 option grants was below the median. The Compensation Committee determines each year if annual grants or stock awards will be made based on a review of competitive market pressures and compensation levels. All stock option grants have an exercise price equal to the closing price of Powerwave’s Common Stock on the date of Compensation Committee approval of the grant. The Company uses options because it views them as long-term performance based, since the stock price must increase for executives to earn any tangible reward. Options generally vest 25% after 12 months following the grant date with the remaining 75% vesting in equal monthly installments over the next 36 months. Vesting ceases on termination of employment. Newly hired executives receive their stock option award on their first day of employment with Powerwave. Newly promoted executives receive their stock option award on the date the Board or Compensation Committee approves their award in connection with such promotion.

As part of our annual performance and compensation review process, the Compensation Committee makes grants of annual equity awards in the last quarter of a fiscal year in connection with our year-end performance review process. The fiscal 2011 grant was part of a three-year program described below and did not vary from the original intent that was stated in December 2010.

The following table details the stock options granted to our named executive officers during fiscal 2011:

Name	Options

Ronald J. Buschur	70,000 (1)

J. Marvin MaGee	33,000 (1)

Kevin T. Michaels	25,000 (1)

Khurram P. Sheikh	33,000 (1)

Basem Anshasi (2)	-

(1)

These options were granted in December 2011. Vesting is time based over four years, with 25% vesting after 12 months and the remaining 75% vesting in equal monthly installments over the next 36 months.

(2)	On October 28, 2011 Mr. Anshasi accepted a new position leading government sales in the Middle East region and is no longer an executive officer.

Three Year Option Grant Program. In December 2010, with the assistance of Frederic W. Cook & Co. Inc., the Compensation Committee developed a three year stock option grant program for the named executive officers with an annual option grant level that is based on the 60th percentile of the peer group companies. The design provided the officers with 60th percentile options over three years, but provided more of them upfront and fewer of them later in order to augment retention and provide a powerful current long-term growth incentive. This resulted in a baseline annual stock option grant target for each year in the three year program. In December 2010, in order to provide immediate retention and significant long-term incentive to the named executive officers, the Compensation Committee elected to double the baseline grant in year one (the fiscal 2011 grant that was made in December 2010)

with the intent of granting options equal to 50% of the baseline grant in years two and three. Over three years, the number of options granted is the same as with an annual release schedule.

December 2011 Stock Option Grants.  The December 2011 option grants to the named executive officers were part of the three-year option grant program adopted in December 2010 and reflect 50% of the annual baseline grant under the three year program. The grants were intended to strengthen the executive officer’s alignment with creating long-term shareholder value. Option grants in fiscal 2011 were not augmented above levels originally intended and that were disclosed in the Company’s Amendment No. 1 to Annual Report on Form 10-K filed with the SEC on April 29, 2011.

The following table illustrates the three year stock option grant program for the named executive officers.

Name	Annual 60th Percentile Number Options	2011(1)	2012(1)	Expected 2013(1)	3-Yr Total

Ronald J. Buschur	140,000	280,000	70,000	70,000	420,000

J. Marvin MaGee	65,000	130,000	33,000	33,000	196,000

Kevin T. Michaels	50,000	100,000	25,000	25,000	150,000

Khurram P. Sheikh	65,000	130,000	33,000	33,000	196,000

(1)	Grants made at the end of the previous year (e.g., 2012 grant released in December 2011)

Option Committee Authority.  The Chief Executive Officer and the Chief Financial Officer of Powerwave comprise the members of our Option Committee, and are empowered by the Board and the Compensation Committee to grant options to employees below the level of Senior Vice President up to a maximum grant amount of 50,000 shares per employee. All grants for employees in excess of this amount are submitted to the Compensation Committee or the Board for approval, and all grants by the Option Committee are reviewed quarterly by the Board of Directors. The cumulative maximum number of options that may be granted by the Option Committee without further Board approval is 300,000 shares.

We do not have any ownership guidelines or policies requiring our executive officers to hold shares of Common Stock acquired on option exercise or restricted share vesting for any additional period of time.

Other Elements of Executive Compensation

Medical Insurance.  We provide to each named executive officer the same health, dental and vision insurance coverage as Powerwave may from time to time make available to its other employees. We pay all of the premiums for this insurance for our executive officers.

Stock Purchase Plan. Powerwave’s Extended and Restated 1996 Employee Stock Purchase Plan (the “ESPP”), which qualifies under Section 423 of the Internal Revenue Code, permits participants, including our executive officers to purchase Powerwave Common Stock on favorable terms. ESPP participants are granted a purchase right to acquire shares of Common Stock at a price that is 85% of the stock price on either the first day of the six month period or on the last day of the six month period, whichever is lower. The purchase dates occur on the last business days of July and January each year. To pay for the shares, each participant may authorize periodic payroll deductions from 1% to 15% of his or her cash compensation, subject to certain limitations imposed by the Internal Revenue Code. All payroll deductions collected from the participant in a six month period are automatically applied to the purchase of Common Stock on that period’s purchase date provided the participant remains an eligible employee and has not withdrawn from the ESPP.

401(k) Plan.  We maintain a savings plan under Section 401(k) of the Internal Revenue Code. The 401(k) Plan is a tax qualified savings plan under which all employees, including our named executive officers, are able to contribute the lesser of up to 100% of their annual salary or the limit set by the IRS. For fiscal 2011, Powerwave matched 100% of the first 3% and 50% of the next 2% of pay that is contributed by a participant. All contributions to the 401(k) plan, as well as any matching contributions are fully vested on contribution.

Termination or Change in Control Compensation. We do not have employment agreements with any of our named executive officers. We have entered into Change of Control Agreements and Severance Agreements with Ronald J. Buschur and Kevin T. Michaels and Change of Control Agreements with J. Marvin MaGee, Khurram Sheikh and Basem Anshasi. These agreements are intended to promote stability and continuity of senior management during the uncertain period that accompanies a corporate transaction and to secure a release from future claims against the Company when there is an involuntary termination without cause that is not related to a corporate transaction. All change-in-control cash severance payments are “double trigger,” requiring both consummation of a transaction and involuntary termination without cause or termination for “good reason.” Information regarding the applicable payments under such agreements is provided under the heading “Potential Payments on Termination or Change in Control.”

Tax and Accounting Implications

Deductibility of Executive Compensation

The Compensation Committee has reviewed our executive compensation plans to determine if revisions may be necessary due to the provisions of Section 162(m) of the Internal Revenue Code, which generally disallows a tax deduction to public corporations for compensation paid to any of the corporation’s executive officers in excess of $1,000,000 during any fiscal year. It is the current policy of the Compensation Committee to preserve, to the extent reasonably possible and consistent with the best interests of Powerwave and our shareholders, our ability to obtain a corporate tax deduction for compensation paid to our executive officers. The Compensation Committee continually reviews our existing executive compensation plans and will propose changes, if necessary and reasonable, to ensure compliance with the provisions of Section 162(m) which allow performance-based compensation to be excluded from the deduction limits.

Tax Penalties

We believe that our executive officers will not be subject to any tax penalties under Internal Revenue Code Section 409A as a result of participating in any of our compensation programs or agreements.

Accounting for Stock-Based Compensation

On January 2, 2006, we began accounting for stock-based compensation in accordance with accounting guidance now codified as Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation – Stock Compensation.” In determining stock-based awards in fiscal 2010, the Compensation Committee generally considered the potential expense of these programs recorded in accordance with ASC Topic 718. The Compensation Committee concluded that the awards were in the best interests of stockholders given competitive practices in our industry and among our peer companies, the awards’ potential expense, our performance, and the impact of the awards on employee motivation and retention.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Eugene L. Goda, Chairman

Moiz M. Beguwala

David L. George

The material in this report is not “soliciting material” and is not deemed filed with the SEC and is not to be incorporated by reference in any filing of Powerwave under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee Interlocks and Insider Participation

During fiscal 2011, all of the members of the Compensation Committee consisted of independent directors and none of the members of the Compensation Committee either was or previously had been an officer or employee of the Company, any of its subsidiaries or otherwise had a relationship with the Company requiring disclosure under Items 404 or 407(e)(4)(iii) of Regulation S-K.

Executive Officers

We currently have five executive officers elected to serve on an annual basis by the Board. The following summary sets forth certain information regarding Powerwave’s executive officers.

Ronald J. Buschur, 48, became Chief Executive Officer of Powerwave and a member of the Board in February 2005. Mr. Buschur joined the Company in June 2001 as Chief Operating Officer. In May 2004, Mr. Buschur became President of the Company. Prior to joining the Company, Mr. Buschur held various positions at HMT Technology/Komag, an independent supplier of thin-film disks, including President and Chief Operating Officer from 1999 to 2000, Vice President of Sales, Marketing and Quality Assurance from 1997 to 1999 and Vice President of Quality Assurance from 1994 to 1997. From 1993 to 1994, Mr. Buschur was Director of Quality at Maxtor, a disk drive company. Mr. Buschur held various managerial positions at Digital Equipment Corporation, a computer manufacturer from 1987 to 1993. Mr. Buschur’s knowledge of all aspects of the business, combined with his leadership and his extensive experience in operations management at other technology companies, positions him well to serve as Powerwave’s President, Chief Executive Officer and as a director.

J. Marvin MaGee, 60, is presently Chief Operating Officer of Powerwave. Mr. MaGee joined the Company in May 2007 as Senior Vice President, Operations and became Chief Operating Officer in December 2007. Mr. MaGee was employed by Celestica, Inc., a Toronto-based contract manufacturing service provider from 1997 through 2006, and was Executive Vice President of the World Wide Operations from 2005 through 2006 and from 2000 through 2002. Between 2002 and 2005, Mr. MaGee was Chief Operating Officer and President for Celestica. Mr. MaGee also served as Celestica’s Senior Vice President of North American Operations between 1997 and 1999. Prior to joining Celestica, Mr. MaGee was employed by IBM for 18 years in various management roles in Canada and the United States.

Kevin T. Michaels, 54, is presently Chief Financial Officer and Secretary of Powerwave. Mr. Michaels joined the Company in June 1996 as Vice President, Finance and Chief Financial Officer and was appointed Secretary in June 1996. Mr. Michaels was named Senior Vice President, Finance in February 2000. Prior to joining the Company, Mr. Michaels worked for AST Research, Inc. for eight years, most recently as Vice President, Treasurer from October 1995 to June 1996. From July 1991 to October 1995, Mr. Michaels was Treasurer of AST Research, Inc. and from June 1988 to June 1991, he was Assistant Treasurer.

Khurram P. Sheikh, 41, is presently Chief Technology Officer of Powerwave with responsibility for research and development, product development and global business units for the Company. Mr. Sheikh is also Chairman of the Technical and Strategic Advisory Board of Powerwave. Mr. Sheikh joined the Company in August 2007 as Chief Product and Development Officer and was promoted to his current position in December 2010. Mr. Sheikh was employed by Time Warner Cable from August 2005 through 2007, as Vice President, Wireless Strategy and Development where he was responsible for the cable and media company’s entry into the wireless space. Between 2000 and 2005, Mr. Sheikh was Chief Technology Advisor for various divisions within Sprint where he led the next generation advanced technology efforts for the company. Mr. Sheikh is widely recognized in the industry for his pioneering efforts in the development of mobile wireless broadband or “4G” wireless technology including WiMAX and LTE. Mr. Sheikh received advanced graduate degrees in Electrical Engineering with specialization in wireless communications from Stanford University and has also completed executive development courses at the Harvard Business School. Mr. Sheikh sits on the Board of Governors of 4G America and the Board of Affiliates of the Wireless Communications Network Group at the University of Texas at Austin.

Robert Suastegui, 49, is presently Vice President Global Sales of Powerwave. Mr. Suastegui joined the Company in May, 2012. From March to October, 2011, Mr. Suastegui was Senior Vice President, North America for Brightpoint, Inc., a publicly held global leader in wireless device lifecycle services. From April 2007 through September 2010, Mr. Suastegui was employed as Vice President and General Manager for PCTEL, Inc., a publicly held manufacturer of telecommunications antenna systems and radio frequency scanning equipment. Between 1985 and 2006, Mr. Suastegui was employed by Motorola, Inc. and was Vice President and General Manager of the Mobile Device business unit from 2005-2006 and General Manager of the iDEN International Global Networks business unit from 2001-2004.

Summary Compensation Table

The following table sets forth summary information concerning the compensation earned by each of our named executive officers for services rendered in all capacities for fiscal 2011, 2010 and 2009 respectively.

Name and Position	Fiscal Year	Salary (1)		Stock Awards (2)		Option Awards (3)	Non-Equity Incentive Plan Compensation (4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Compensation (5)	Total

Ronald J. Buschur	2011	$684,626		$	---	$74,055	$	---	$	---	$29,431	$788,112
President and Chief Executive Officer	2010	$600,058		$	---	$2,808,763		$525,000	$	---	$24,254	$3,958,075
	2009	611,641			---	204,820		---		---	24,462	840,923

J. Marvin MaGee	2011	512,765			---	34,911		---		---	25,958	573,634
Chief Operating Officer	2010	500,103			---	1,283,070		393,750		---	23,618	2,200,541
	2009	509,690			---	163,856		---		---	24,420	697,966

Kevin T. Michaels	2011	457,868			---	26,448		---		---	32,885	517,201
Chief Financial Officer and Secretary	2010	450,058			---	968,133		354,375		---	29,439	1,802,005
	2009	458,767			---	102,410		---		---	32,239	593,416

Khurram P. Sheikh	2011	435,799			---	34,911		---		---	32,885	503,595
Chief Technology Officer	2010	425,061			---	1,217,743		297,500		---	29,439	1,969,743
	2009	433,292			---	156,962		---		---	32,239	622,493

Basem Anshasi	2011	347,299	(6)		---	---		---		---	32,885	380,184
Vice President, Worldwide Sales (7)	2010	352,099			---	507,167		111,300		---	29,424	999,990
	2009	330,942			---	10,924		---		---	32,223	374,089

(1)	The fiscal 2009 salaries include an extra week of compensation based on the fact that fiscal 2009 was a 53-week fiscal year. Fiscal 2010 and 2011 were 52-week fiscal years.

(2)	We did not grant any stock awards in fiscal 2011, 2010 or 2009.

(3)

Amounts in this column reflect the grant date fair value of awards granted in fiscal 2011, 2010 and 2009 for financial statement reporting purposes in accordance with ASC Topic 718. These amounts do not represent cash payments made to the named executive officers. Assumptions used in the calculation of these amounts are included in Note 13 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 1, 2012 without giving effect to estimated forfeitures.

(4)	Amounts in this column were paid pursuant to a cash incentive plan.

(5)	See the following separate table for details of “All Other Compensation.”

(6)	Includes $21,216 paid to Mr. Anshasi under a sales commission plan.

(7)	On October 28, 2011, Mr. Anshasi accepted a new position leading government sales in the Middle East region and is no longer considered an executive officer.

The following table details the components of “All Other Compensation” summarized in the table above.

		All Other Compensation

Name and Position	Fiscal Year	Insurance Premium Payments (1)	401(k) Matching Contributions	Pension Contribution		Auto Allowance		Severance Payments		Change of Control Payments		Relocation Payments		Total

Ronald J. Buschur	2011	$23,085	$6,346	$	---	$	---	$	---	$	---	$	---	$29,431
	2010	19,639	4,615		---		---		---		---		---	24,254
	2009	17,539	6,923		---		---		---		---		---	24,462

J. Marvin MaGee	2011	16,158	9,800		---		---		---		---		---	25,958
	2010	13,818	9,800		---		---		---		---		---	23,618
	2009	9,720	14,700		---		---		---		---		---	24,420

Kevin T. Michaels	2011	23,085	9,800		---		---		---		---		---	32,885
	2010	19,639	9,800		---		---		---		---		---	29,439
	2009	17,539	14,700		---		---		---		---		---	32,239

Khurram P. Sheikh	2011	23,085	9,800		---		---		---		---		---	32,885
	2010	19,639	9,800		---		---		---		---		---	29,439
	2009	17,539	14,700		---		---		---		---		---	32,239

Basem Anshasi (2)	2011	23,085	9,800		---		---		---		---		---	32,885
	2010	19,624	9,800		---		---		---		---		---	29,424
	2009	17,523	14,700		---		---		---		---		---	32,223

(1)	Includes both employer and employee insurance premiums that are paid by Powerwave on behalf of the named executive officers.

(2)	On October 28, 2011, Mr. Anshasi accepted a new position leading government sales in the Middle East region and is no longer an executive officer.

Grants of Plan-Based Awards

The following table sets forth, for fiscal 2011, certain information regarding grants of plan-based and performance-based awards to our named executive officers.

		Estimated Future Payouts Under Cash Incentive Plan Awards			All Other Stock	All Other Option		Grant Date
Name	Grant Date	Threshold (1)	Target (1)	Maximum (1)	Awards: Number of Shares of Stock or Units	Awards: Number of Securities Underlying Options (2)	Exercise or Base Price of Option Awards	Fair Value of Stock and Option Awards (3)

Ronald J. Buschur	N/A	$17,500	$700,000	$875,000	---	---	---	---
	12/16/2011	---	---	---	---	70,000	$1.70	$74,055

J. Marvin MaGee	N/A	11,588	463,500	579,375	---	---	---	---
	12/16/2011	---	---	---	---	33,000	1.70	34,911

Kevin T. Michaels	N/A	10,429	417,150	521,438	---	---	---	---
	12/16/2011	---	---	---	---	25,000	1.70	26,448

Khurram P. Sheikh	N/A	8,755	350,200	437,750	---	---	---	---
	12/16/2011	---	---	---	---	33,000	1.70	34,911

Basem Anshasi(4)	N/A	3,275	131,016	163,770	---	---	---	---
	N/A	---	---	---	---	---	---	---

(1)

Represents the possible payout amounts under our 2011 Executive Officer Cash Incentive Plan, which are dependent upon the Company’s achievement of the performance conditions established by the Compensation Committee with respect to fiscal 2011. The threshold amount is the minimum payout which represents 2.5% of the annual target on a six-month basis. No payments were made to the named executive officers under the 2011 Executive Officer Cash Incentive Plan due to the Company’s failure to achieve the pro-forma EBITDA goals for fiscal 2011.

(2)	Vesting of options is time based over four years, with 25% vesting after 12 months and the remaining 75% vesting in equal monthly installments over the next 36 months.

(3)

The grant date fair value is computed in accordance with ASC Topic 718 “Accounting for Stock Compensation.” Under the fair value recognition provision of ASC Topic 718, stock-based compensation cost is estimated at the grant date based on the fair value of the award. Assumptions used in the calculation of these amounts are included in Note 13 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 1, 2012 without giving effect to estimated forfeitures.

(4)	On October 28, 2011 Mr. Anshasi accepted a new position leading government sales in the Middle East region and is no longer an executive officer.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards to our named executive officers as of January 1, 2012:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options			Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Name	Exercisable	Un- exercisable		Option Exercise Price	Option Expiration Date

Ronald J. Buschur	20,000	---	---	27.05	08/05/2012	---	---	---	---
	40,000	---	---	32.85	10/17/2013	---	---	---	---
	40,000	---	---	25.05	07/21/2014	---	---	---	---
	40,000	---	---	37.35	09/12/2016	---	---	---	---
	35,416	14,584 (2)	---	2.40	02/06/2019	---	---	---	---
	35,416	14,584 (3)	---	2.10	02/10/2019	---	---	---	---
	45,833	54,167 (4)	---	5.45	02/10/2020	---	---	---	---
	70,000	210,000 (5)	---	12.85	12/18/2020	---	---	---	---
	---	70,000 (6)		1.70	12/16/2021	---	---	---	---
Kevin T. Michaels	15,000	---	---	27.05	08/05/2012	---	---	---	---
	15,000	---	---	32.85	10/17/2013
	40,000	---	---	25.05	07/21/2014	---	---	---	---
	24,000	---	---	37.35	09/12/2016	---	---	---	---
	24,000	---	---	32.45	08/07/2017	---	---	---	---
	17,708	7,292 (2)	---	2.40	02/06/2019	---	---	---	---
	17,708	7,292 (3)	---	2.10	02/10/2019	---	---	---	---
	11,458	13,542 (4)	---	5.45	02/10/2020	---	---	---	---
	25,000	75,000 (5)	---	12.85	12/18/2020	---	---	---	---
	---	25,000 (6)		1.70	12/16/2021	---	---	---	---
J. Marvin MaGee	40,000	---	---	33.45	05/07/2017	---	---	---	---
	12,000	---	---	32.45	08/07/2017
	8,333	11,667(2)	---	2.40	02/06/2019	---	---	---	---
	25,039	11,667 (3)	---	2.10	02/10/2019	---	---	---	---
	8,333	21,667 (4)	---	5.45	02/10/2020	---	---	---	---
	32,500	97,500 (5)	---	12.85	12/18/2020	---	---	---	---
	---	33,000 (6)		1.70	12/16/2021	---	---	---	---
Khurram P. Sheikh	37,000	---	---	34.00	08/13/2017	---	---	---	---
	38,958	16,042 (2)	---	2.40	02/06/2019	---	---	---	---
	13,634	5,616 (3)	---	2.10	02/10/2019	---	---	---	---
	9,166	10,834 (4)	---	5.45	02/10/2020	---	---	---	---
	32,500	97,500 (5)	---	12.85	12/18/2020	---	---	---	---
	---	33,000 (6)		1.70	12/16/2021	---	---	---	---
Basem Anshasi	2,000	---	---	25.85	03/16/2012	---	---	---	---
	8,250	750 (7)	---	13.65	04/30/2013	---	---	---	---
	4,166	834 (8)	---	24.40	08/12/2013	---	---	---	---
	5,000	---	---	40.90	07/17/2016	---	---	---	---
	2,000	---	---	37.35	09/12/2016	---	---	---	---
	5,000	---	---	32.45	08/07/2017	---	---	---	---
	7,500	2,500 (9)	---	3.10	12/12/2018	---	---	---	---
	3,541	1,459 (2)	---	2.40	02/06/2019	---	---	---	---
	11,458	13,542 (4)	---	5.45	02/10/2020	---	---	---	---
	12,000	36,000 (5)	---	12.85	12/18/2020	---	---	---	---

(1)	Value calculated by multiplying the closing market price of our Common Stock on January 1, 2012, or $2.08, by the number of shares.

(2)

The shares underlying the option vest at a rate of 25% on February 6, 2010, and the remaining 75% vests in equal monthly installments over the following three years so that the option will be fully vested on February 6, 2013.

(3)

The shares underlying the option vest at a rate of 25% on February 10, 2010, and the remaining 75% vests in equal monthly installments over the following three years so that the option will be fully vested on January 30, 2013.

(4)

The shares underlying the option vest at a rate of 25% on February 10, 2011, and the remaining 75% vests in equal monthly installments over the following three years so that the option will be fully vested on February 10, 2020.

(5)

The shares underlying the option vest at a rate of 25% on December 18, 2011, and the remaining 75% vests in equal monthly installments over the following three years so that the option will be fully vested on December 18, 2020.

(6)

The shares underlying the option vest at a rate of 25% on December 16, 2012, and the remaining 75% vests in equal monthly installments over the following three years so that the option will be fully vested on December 16, 2015.

(7)

The shares underlying the option vest at a rate of 25% on April 30, 2009, and the remaining 75% vests in equal monthly installments over the following three years so that the option will be fully vested on April 30, 2012.

(8)

The shares underlying this option vest at a rate of 25% on August 12, 2009, and the remaining 75% vests in equal monthly installments over the following three years so that the option will be fully vested on August 12, 2012.

(9)

The shares underlying the option vest at a rate of 25% on December 12, 2009, and the remaining 75% vests in equal monthly installments over the following three years so that the option will be fully vested on December 12, 2012.

Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of our named executive officers for the year ended January 1, 2012:

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)		Number of Shares Acquired on Vesting	Value Realized on Vesting (2)

Ronald J. Buschur	---	$	---	---	$	---

J. Marvin MaGee	33,294		629,649	---		---

Kevin T. Michaels	---		---	---		---

Khurram P. Sheikh	---		---	2,813		43,813

Basem Anshasi	---		---	---		---

(1)

The value is determined by multiplying the number of shares acquired upon exercise of the options by the result of subtracting the exercise price of the options from the closing price of our Common Stock on the date of exercise.

(2)	The value is determined by multiplying the number of shares acquired upon vesting of the shares by the closing price of our common stock on the date of vesting.

Potential Payments Upon Termination or Change in Control

We have entered into agreements with our named executive officers that provide certain benefits upon the termination of their employment under certain conditions. Those agreements are summarized as follows:

Severance Agreements with Messrs. Buschur and Michaels

Effective August 1, 2003, Powerwave entered into severance agreements with Ronald J. Buschur and Kevin T. Michaels. Mr. Buschur’s severance agreement, as amended to date, provides that if his employment is terminated without “cause” or if he voluntarily resigns for “good reason” (as such terms are defined below), he shall be entitled to (i) a lump-sum payment equal to three times his “total annual compensation,” and (ii) continued group health insurance for a period of 36 months. For purposes of this agreement, “total annual compensation” is defined as base salary for the year in which employment terminates plus the greater of Mr. Buschur’s target performance based cash incentive for the year in which employment terminates or the actual performance based cash incentive paid in the prior year. Mr. Michaels executed an identical severance agreement, as amended to date, except that the severance payment amount is two times his total annual compensation, and the period of continued health coverage is 24 months. Both of these agreements were amended and restated on August 13, 2008 to conform with the regulations under Internal Revenue Code Section 409A.

Change of Control Agreements with Messrs, Buschur, Michaels, MaGee, Sheikh and Anshasi

Effective August 1, 2003, Powerwave also entered into change of control agreements with Mr. Buschur and Mr. Michaels. Mr. Buschur’s change in control agreement, as amended to date, provides that if in anticipation of, in connection with, or within two years following a “change in control,” Mr. Buschurs’ employment is terminated without “cause”, or if Mr. Buschur voluntarily resigns for “good reason”, then Mr. Buschur shall be entitled to (i) a lump-sum payment equal to three times his total annual compensation, (ii) continued health insurance for a period of 36 months, and (iii) the immediate vesting of all unvested stock options held by Mr. Buschur. For purposes of this agreement, the term “total annual compensation” has the same definition as provided in the severance agreement. Mr. Michaels executed an identical change in control agreement, except that the lump sum payment is two times his total annual compensation, and the period of continued health insurance coverage is 24 months. Both of these agreements were amended and restated on August 13, 2008 to conform with the regulations under Internal Revenue Code Section 409A.

Effective May 2007, Powerwave entered into a Change in Control Agreement with Marvin MaGee, which provides that if in anticipation of, or within 18 months following, a “change in control” of Powerwave Mr. MaGee’s employment is terminated without “cause” or if Mr. MaGee voluntarily resigns with “good reason”, then he shall be entitled to (i) a lump sum payment equal to 18 months of his then annual salary, (ii) continued health coverage for a period of 18 months, and (iii) outplacement assistance for 18 months. This agreement was amended and restated in December 2008 to conform with the regulations under Internal Revenue Code Section 409A.

Effective August 2007, Powerwave entered into a Change in Control Agreement with Khurram Sheikh, which provides that if in anticipation of, or within 18 months following, a “change in control” of Powerwave, Mr. Sheikh’s employment is terminated without “cause” or if Mr. Sheikh voluntarily resigns with “good reason”, then he shall be entitled to (i) a lump sum payment equal to 18 months of his then annual salary, (ii) continued health coverage for a period of 18 months, and (iii) outplacement assistance for 18 months. This agreement was amended and restated in December 2008 to conform with the regulations under Internal Revenue Code Section 409A.

Effective December 2008, Powerwave entered into a Change in Control Agreement with Basem Anshasi which provides that if in anticipation of, or within 18 months following, a “change in control” of Powerwave, Mr. Anshasi’s employment is terminated without “cause” or if Mr. Anshasi voluntarily resigns with “good reason”, then he shall be entitled to (i) a lump sum payment equal to 18 months of his then annual salary (ii) continued health coverage for a period of 18 months; and (iii) outplacement assistance for 18 months.

For purposes of the severance and change of control agreements, “cause” means: (i) the continued, unreasonable refusal or the omission by the employee to perform any material duties required of him by the Company, if such duties are consistent with duties customary for his position; (ii) any material act or omission by the employee involving malfeasance or gross negligence in the performance of his duties to, or material deviation from any of the policies or directives of the Company; (iii) conduct on the part of the employee which constitutes the breach of any statutory or common law duty of loyalty to the Company, including the unauthorized disclosure of material confidential information or trade secrets of the Company; or (iv) any illegal act by the employee which materially and adversely affects the business of the Company or any felony committed by the employee, as evidenced by conviction thereof, provided that the Company may suspend the employee with pay while any allegation of such illegal or felonious act is investigated.

The term “good reason” means any of the following, without the employee’s written consent: (i) a material reduction by the Company in the employee’s compensation that is not made in connection with an across the board reduction of all the Company’s executive salaries; (ii) the assignment of duties to the employee which reflect a material adverse change in authority, responsibility or status with the Company or any successor; (iii) a material relocation of the employee to a location at least 30 miles from the location where the employee was regularly assigned to immediately prior to the employee’s termination of employment or a change in control, whichever occurs first; or (iv) a material failure by the Company to pay any material portion of the employee’s compensation within ten (10) days of the date due.

These agreements define “change in control” as the occurrence of any of the following events: (i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of more than fifty percent of the outstanding securities of Powerwave; (ii) a merger or consolidation in which Powerwave is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which Powerwave in incorporated; (iii) the sale, transfer or other disposition of all or substantially all of the assets of Powerwave; (iv) a complete liquidation or dissolution of Powerwave; (v) any reverse merger in which Powerwave is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger; or (vi) the date a majority of the members of the board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors before the date of appointment or election.

All of the change of control agreements and severance agreements require the execution of a release of claims in favor of Powerwave as a pre-condition to the receipt of payments.

The following table sets forth potential payments payable to our named executive officers upon termination of employment without “cause,” termination for “good reason,” or a termination of employment without “cause” or for “good reason” in connection with a change in control that occurred on January 1, 2012, the last day of fiscal 2011. The table assumes that each named executive officer’s salary and service levels will be the same on the date of termination as they were on the last day of fiscal 2011. The amounts set forth for insurance, health benefits and similar policies also assume the continued availability of such policies on terms which are equivalent to those in effect as of the last day of fiscal 2011.

The table does not attempt to set forth the compensation that is payable to the named executive officers upon the occurrence of any particular change of control transaction. Because the disclosures in the table assume the occurrence of a termination or change of control as of a particular date and under a particular set of circumstances, and therefore make a number of important assumptions, the actual amounts to be paid to each of our named executive officers upon a termination or change of control may vary significantly from the amounts included herein. Factors that could affect these amounts include the timing of any such event, the continued availability of benefit policies at similar prices, and the type of termination event that occurs (as set forth in the first row of the table below). In addition, the Compensation Committee may, in its discretion revise, amend or add to the benefits if it deems advisable.

Additional information regarding our severance and change of control policies is set forth under the heading “Elements of Executive Compensation - Termination or Change in Control Compensation” above.

Name	Trigger (1)	Salary and Performance Based Incentive (2)	Continuation of Benefits (3)	Value of Option Acceleration (4)		Value of Restricted Stock Acceleration		Total Value

Ronald J. Buschur	Termination without Cause/for Good Reason	$4,200,000	$66,758	$	---	$	---	$4,266,758
	Change of Control	4,200,000	66,758		26,600(5)		---	4,293,358

J. Marvin MaGee	Termination without Cause/ for Good Reason	---	---		---		---	---
	Change of Control	772,500	22,780		---		---	795,280

Kevin T. Michaels	Termination without Cause/ for Good Reason	1,761,300	44,505		---		---	1,805,805
	Change of Control	1,761,300	44,505		9,500 (5)		---	1,815,305

Khurram Sheikh	Termination without Cause/ for Good Reason	---	---		---		---	---
	Change of Control	656,625	33,379		---		---	690,004

Basem Anshasi	Termination without Cause/ for Good Reason	---	---		---		---	---
	Change of Control	491,310	33,379		---		---	524,689

(1)

Messrs. Buschur and Michaels are entitled to the benefits specified in this table if their employment is terminated without cause or if they voluntarily resign for “good reason.” In the case of a “change of control,” Messrs. Buschur and Michaels are entitled to the benefits specified in this table if in anticipation of, in connection with, or within two years following a “change of control,” their employment is terminated without cause or if they voluntarily resign for “good reason.” In the case of a “change of control” Messrs. MaGee, Sheikh and Anshasi are entitled to the benefits specified in this table if in anticipation of, in connection with or within eighteen months following a “change of control,” their employment is terminated without cause or if they voluntarily resign for good reason.

(2)

Represents three times annual 2011 salary and target performance based cash incentive for fiscal 2011 in the case of Mr. Buschur. Represents two times annual 2011 salary and target performance based cash incentive for fiscal 2011 in the case of Mr. Michaels. Represents one and one half times annual fiscal 2011 salary for Messrs. MaGee, Sheikh and Anshasi.

(3)

Represents the cost of continuing medical benefits via COBRA for three years in the case of Mr. Buschur and two years in the case of Mr. Michaels. Represents the cost of continuing medical benefits via COBRA for one and one half years for Messrs. MaGee, Sheikh and Anshasi. For purposes of this calculation, expected costs have not been adjusted for any actuarial assumptions related to mortality or increases in costs.

(4)

Represents the aggregate value of the accelerated vesting of the named executive officers’ unvested stock options if their employment is terminated for cause or if they voluntarily resign for “good reason” in connection with, in anticipation of or within two years following a “change of control”. The amounts shown as the value of the accelerated stock options are based on the intrinsic value of the options as of January 1, 2012. This was calculated by multiplying (i) the difference between the fair market value of the options as of January 1, 2012 (based on a closing market price of our Common Stock of $2.08 per share on January 1, 2012) and the applicable exercise price by (ii) the assumed number of option shares vesting on an accelerated basis on January 1, 2012.

(5)

In case of a “change of control,” if in anticipation of, in connection with, or within two years following a “change of control,” the employment of Mr. Buschur or Mr. Michaels is terminated without “cause” or if they voluntarily resign for “good reason,” then their options would accelerate.

Non-Employee Director Compensation

The following table sets forth compensation for the fiscal year ended January 1, 2012 for the Company’s independent directors:

Name	Fees Earned or Paid in Cash (1)	Stock Awards		Option Awards (2)	Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Compensation		Total

Moiz M. Beguwala	$ 68,000	$	---	$12,432	$	---	$	---	$	---	80,432

Ken J. Bradley	67,000		---	12,432		---		---		---	79,432

Richard Burns	42,500		---	94,477		---		---		---	136,977

John L. Clendenin	72,000		---	12,432		---		---		---	84,432

David L. George	68,000		---	12,432		---		---		---	80,432

Eugene L. Goda	77,000		---	12,432		---		---		---	89,432

Carl W. Neun	105,250		---	12,432		---		---		---	117,682

(1)

Consists of the annual board retainer, board and committee meeting fees, and committee chair retainers. These amounts do not include amounts paid to independent directors to reimburse them for expenses of travel, lodging and other reasonable out-of-pocket expenses which are related to service on the Board or any committee.

(2)

Reflects the grant date fair value in accordance with ASC Topic 718, without giving effect to estimated forfeitures. Includes stock options for 11,000 shares of Common Stock that were granted to each independent director on November 9, 2011. In addition, Mr. Burns received an additional 7,370 shares of Common Stock on March 18, 2011 when he joined the Board of Directors. Assumptions used in the calculation of these amounts are included in Note 13 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 1, 2012. As of January 1, 2012, each director had the following number of stock options outstanding:

Mr. Beguwala	37,000
Mr. Bradley	37,000
Mr. Burns	18,370
Mr. Clendenin	33,000
Mr. George	33,000
Mr. Goda	33,000
Mr. Neun	24,000

PROPOSAL 2 – ADVISORY VOTE ON THE APPROVAL OF

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. Although the vote on this proposal is not binding on Powerwave, our Board and our Compensation Committee give serious consideration to the positions of our shareholders with respect to executive compensation, and the Board and the Compensation Committee will consider the outcome of the vote in developing future compensation programs and making future compensation decisions.

Our executive compensation programs are designed to link compensation to the achievement of pre-established corporate financial performance objectives and to provide long-term incentive compensation (to focus our executives’ efforts on building shareholder value by aligning their interests with those of our shareholders). We urge our shareholders to review a more detailed description of our executive compensation program in the section entitled “Compensation Discussion and Analysis” beginning on page 19 of this Proxy Statement. The Board believes that the information provided in such section, along with the information provided in the “Executive Compensation” section of this Proxy Statement, demonstrates that our executive compensation program was designed appropriately, supports long-term value creation and is working to ensure that management’s interests are aligned with our shareholders.

Recommendation of the Board

The Board believes that our executive compensation program is strategically designed to attract and retain the high-caliber executives required for the success of our business and to ensure that the interests of our executives are well aligned with the interests of our shareholders. ACCORDINGLY, THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BY VOTING FOR THE ADOPTION OF THE FOLLOWING RESOLUTION:

“RESOLVED, that the stockholders approve, on a non-binding advisory basis, the compensation paid to the named executive officers of Powerwave Technologies, Inc. (“Powerwave”) as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in Powerwave’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC.”

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed the independent registered public accounting firm of Deloitte & Touche, to audit the consolidated financial statements of Powerwave and its subsidiaries for the 2012 fiscal year. Deloitte & Touche has audited the consolidated financial statements of Powerwave and its subsidiaries since 1995. If the shareholders do not ratify the appointment of Deloitte & Touche, the Board will reconsider the appointment but is not obligated to choose a different firm.

Representatives of Deloitte & Touche are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE

APPOINTMENT OF DELOITTE & TOUCHE AS THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR THE 2012 FISCAL YEAR.

ANNUAL REPORT

Powerwave’s 2011 Annual Report on Form 10-K is being mailed to each shareholder with this Proxy Statement. The 2011 Annual Report includes a report of Deloitte & Touche LLP, dated February 28, 2012 (“Report”) relating to our consolidated financial statements for the fiscal year ended January 1, 2012. In our unaudited consolidated financial statements included in our Current Report on Form 10-Q for the quarter ended September 30, 2012 (filed on November 9, 2012), we disclosed certain conditions subsequent to 2011, including a continuation of significant recurring net losses and operating cash flow deficits as well as a decline in cash balances through September 30, 2012, that raises substantial doubt about our ability to continue as a going concern. We are in the process of preparing a Registration Statement on Form S-3 relating to the resale of certain securities held by current security holders. In anticipation of incorporating by reference our audited consolidated financial statements for the fiscal year ended January 1, 2012 in that Registration Statement, we have updated those financial statements to include disclosure of such going concern uncertainty. The updated consolidated financial statements for the fiscal year ended January 1, 2012, together with an updated report of our independent registered public accounting firm that includes a going concern explanatory paragraph, is expected to be included in a Current Report on Form 8-K, to be filed by us with the SEC on or about November 16, 2012. All reports filed by us with the SEC are available free of charge via EDGAR through the SEC website at www.sec.gov. In addition, the public may read and copy materials filed by the Company with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. The Company also provides copies of such reports at no charge to investors upon request and makes electronic copies of its most recently filed reports available through its website at www.powerwave.com as soon as reasonably practicable after filing such material with the SEC. The 2011 Annual Report and Current Report on Form 8-K referenced herein are not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

Exhibit A – Proxy Card

Powerwave technologies

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE SACKPACK

MR A SAMPLE

DESIGNATION (IF ANY)

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C123456789

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

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000000000.000000 ext

000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on December 17, 2012.

Vote by Internet

• Go to www.investorvote.com/PWAV

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors. Authority to elect the seven (7) persons named in the Notice of Annual Meeting of Shareholders dated November 16, 2012, to the Board of Directors to serve until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified. +

01 - Moiz M. Beguwala

02 - Ken J. Bradley

03 - Richard Burns

04 - Ronald J. Buschur

05 - David L. George

06 - Eugene L. Goda

07 - Carl W. Neun

Mark here to vote FOR all nominees

Mark here to WITHHOLD vote from all nominees

For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

For Against Abstain For Against Abstain

2. Advisory Vote on the Approval of Compensation of the Company’s Named Executive Officers. To approve the compensation of the Company’s named executive officers.

3. Ratification of Appointment of Independent Auditors.

To ratify the appointment of Deloitte & Touche LLP as independent auditors.

In their discretion, the proxies are authorized to transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including procedural and other matters relating to the conduct of the meeting.

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

(Please date this Proxy and print and sign your name as it appears on your stock certificate(s). Executors, administrators, trustees, etc. should give their full titles. All joint owners should sign.)

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1UPX 1 4 6 3 3 4 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR AS AMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01JE1B +

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Powerwave technologies

Proxy — POWERWAVE TECHNOLOGIES, INC.

REVOCABLE PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER 17, 2012

The undersigned shareholder(s) of Powerwave Technologies, Inc. (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated November 16, 2012, and nominates, constitutes and appoints Ronald J. Buschur and Kevin T. Michaels, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the offices of the Company located at 1801 E. St. Andrew Place, Santa Ana, CA 92705, on Monday, December 17, 2012 at 10:00 a.m., Pacific Time, and any and all adjournments thereof, as fully with the same force and effect as the undersigned might or could do if personally present thereat, upon and in respect of the matters described below and in accordance with the instructions below:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1, 2 AND 3. THE PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED “FOR” THE ELECTION OF THE SEVEN NOMINEES LISTED ON THE REVERSE SIDE AND “FOR” PROPOSALS 2 AND 3 UNLESS OTHERWISE INDICATED, IN WHICH CASE THE PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS.

• MARK, SIGN AND DATE YOUR PROXY CARD

• DETACH YOUR PROXY CARD

• RETURN YOUR PROXY CARD IN THE POSTAGE PAID ENVELOPE PROVIDED